AS FILED WITH THE U. S. SECURITIES AND EXCHANGE COMMISSION ON MARCH ___, 2013

REGISTRATION NO. 333-_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

Monster Offers

(Exact name of registrant as specified in its charter)

_________________

Nevada	7389	27-1548306
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Number)	Identification No.)

27665 Forbes Road, Laguna Niguel, CA 92677

(Address of Principal Executive Offices) (Zip Code)

(949) 335-5350

(Registrant’s telephone number, including area code)

Wayne Irving II

27665 Forbes Road

Laguna Niguel, CA 92677

Phone: (949) 335-5350

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES OF ALL CORRESPONDENCE TO:

PETER HOGAN, ESQ.

RICHARDSON & PATEL LLP

1100 GLENDON BLVD., SUITE 850

LOS ANGELES, CA 90024

PHONE: (310) 208-1182

FAX: (310) 208-1154

1

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer	[ ]
Non-accelerated filer [ ]	Smaller Reporting Company	[ X ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.001	1,429,585	$0.51	$729,088.35	$99.45

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the last price of the last trade of the Common Stock on the OTC Bulletin Board on March 25, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

PART I - INFORMATION REQUIRED IN PROSPECTUS	Registration No. 333-________

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [DATE], 2013

PRELIMINARY PROSPECTUS

MONSTER OFFERS

1,429,585 SHARES OF

COMMON STOCK

The selling shareholders of Monster Offers (the "Company") named in this Prospectus are offering shares of Common Stock through this Prospectus. The Company will not receive any of the proceeds from the sale of the shares by the selling shareholders. 1,429,585 shares of our Common Stock are being offered by the selling shareholders. The purchase of the securities offered through this Prospectus involves a high degree of risk.

Selling shareholders are underwriters as defined under the Securities Act of 1933. Although our shares are quoted on the OTC-BB, there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an inactive trading market, investors may be unable to liquidate their investment or make any profit from the investment. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders of our Company.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this Prospectus is [Date]

3

4

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock. You should carefully read the entire Prospectus, including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, before making an investment decision. In this Prospectus, the "Company," "we," "us," and "our" refer to Monster Offers unless the context otherwise requires. The term "fiscal year" refers to our fiscal year ended December 31. Unless otherwise indicated the term "Common Stock" refers to shares of the Company's common stock.

ABOUT OUR COMPANY

We are a Nevada Corporation incorporated in the State of Nevada on February 23, 2007, under the name Tropical PC Acquisition Company. On December 11, 2007, the Company amended its Articles of Incorporation changing its name to Monster Offers. Through its Monster Offers division, Monster Offers is a daily deal aggregator, collecting daily deals from multiple sites in local communities across the U.S. and Canada. Through its Ad Shark division, which assets were acquired in November of 2012 as a result of the merger between the Company, its acquisition subsidiary and Ad Shark, Inc., a California corporation (“Ad Shark”), the Company provides mobile marketing advertising consulting services, including the placement of online ads, as well as sales-related services for Iconosys, Inc. (“Iconosys”), including services relating to Iconosys’ Travel America Visitor Guide. In addition, the Company owns certain mobile communication applications that it offers for purchase in the consumer, retail market. We utilize proprietary technology that we have developed, acquired, and/or licensed to deploy our products and services. See "Business Plan" under Description of Business.

Our principal offices are currently located at: 27665 Forbes Road, Laguna Niguel, CA 92677. Our telephone number is (949) 335-5350.

 TERMS OF THE OFFERING

The selling shareholders named in this Prospectus are offering shares of Common Stock of the Company for their own account (the "Offering"). We will not receive any of the proceeds from the sale of these shares of Common Stock. There will be 32,528,318 shares of our Common Stock outstanding prior to and after this Offering. Although our stock is currently quoted on the OTC-BB, there is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of the Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

5

The Offering

Securities Being Offered:	Up to 1,429,585 shares of Common Stock.

Terms of the Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this Prospectus.

Securities Issued and to be Issued	32,528,318 shares of our Common Stock are issued and outstanding as of the date of this Prospectus. All of the Common Stock to be sold under this Prospectus will be sold by existing shareholders. The Selling shareholders are underwriters as defined under the Securities Act of 1933.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling shareholders.

OTC Symbol	MONT

Risk Factors	You should carefully consider the information set forth in this Prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 8 of this Prospectus before deciding whether or not to invest in our Common Stock.

6

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Plan of Operation" and the “Financial Statements” and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the year ended December 31, 2011 is derived from our audited financial statements, and the interim financials for the period ending September 30, 2012 is derived from our unaudited financial statements.

Balance Sheet Data
	For the nine months ended Sept 30, 2012 (unaudited)	Year ended December 31, 2011 (audited)
Total cash and equivalents	$189	$3,817
Accounts Receivable	2,423	9,423
Prepaid expenses	89,477	26,272

Total current assets	92,089	39,512

Total Assets	$192,089	141,933

Total current liabilities	135,681	277,233
Total liabilities	$135,681	$277,233

Income Statement Data
	For the nine months ended Sept 30, 2012 (unaudited)	Year ended December 31, 2011 (audited)
Revenues	$78,168	$223,275
Total operating expenses	506,355	1,085,268
Net loss	$(3,022,835)	$(998,874)

Net loss per share – basic	$(1.61)	$(4.78)

7

RISK FACTORS

All parties and individuals reviewing this Prospectus and considering us as an investment should be aware of the financial risk involved. When deciding whether to invest or not, careful review of the risk factors set forth herein and consideration of forward-looking statements contained in this Registration Statement should be adhered to. Prospective investors should be aware of the difficulties encountered as we face all the risks, including competition and the need for additional working capital. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

You should read the following risk factors carefully before purchasing our Common Stock.

RISK FACTORS RELATING TO OUR COMPANY

1. SINCE WE ARE A DEVELOPMENT STAGE COMPANY, THERE ARE NO ASSURANCES THAT OUR BUSINESS PLAN WILL EVER BE SUCCESSFUL, AND OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT THAT WE CAN CONTINUE AS A GOING CONCERN.

From our inception on February 23, 2007 through September 30, 2012, our interim unaudited financials show we have generated $701,668 in total revenues and we have incurred a net loss of $(4,555,316). As of September 30, 2012, our interim unaudited financials show we had $189 in cash on hand, $2,423 in accounts receivable and $89,477 in prepaid expenses, for total current assets of $92,089, total assets of $192,089, total liabilities of $135,681, an accumulated deficit of $(4,555,316) and a shareholders' deficit of $56,408. In our auditor's report for the fiscal years ended December 31, 2011 and 2010, our auditors expressed substantial doubt as to our ability to continue as a going concern. We anticipate incurring losses in the foreseeable future. We do not have an established source of revenue sufficient to cover our operating costs. Our ability to continue as a going concern is dependent upon our ability to successfully compete, operate profitably and/or raise additional capital through other means. If we are unable to reverse our losses and/or generate or raise the additional capital necessary to operate our business, we will have to discontinue operations.

2. WE DO NOT EXPECT TO GENERATE SIGNIFICANT CASH FLOW FROM OPERATIONS FOR THE FORESEEABLE FUTURE. AS A RESULT, WE WILL NEED TO RAISE CAPITAL IN THE FUTURE BY SELLING MORE COMMON STOCK, AND IF WE ARE ABLE TO DO SO, YOUR OWNERSHIP OF THE COMPANY'S COMMON STOCK WILL BE DILUTED.

Although we have generated revenues from customer activities, we do not expect to generate significant cash flow from operations for the foreseeable future. Consequently, we will be required to raise additional capital by selling additional shares of Common Stock. There can be no assurance that we will be able to do so, but if we are successful in doing so, your ownership of the Company's Common Stock may be diluted, which in turn might depress the market price of our Common Stock.

8

3. WE EXPECT OUR OPERATING EXPENSES TO INCREASE, WHICH MAY AFFECT PROFIT MARGINS AND THE MARKET VALUE OF OUR COMMON STOCK.

Upon obtaining additional capital, we expect to significantly increase our operating expenses so as to expand our marketing operations, and to increase our level of capital expenditures so as to further develop and maintain our proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect operating results and profit margins, which may significantly affect the market value of our Common Stock. There can be no assurance that we will, one day, achieve profitability or generate sufficient profits from operations in the future.

4. OUR HISTORY OF LOSSES IS EXPECTED TO CONTINUE, AND WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL FINANCING IN THE FUTURE.

We have a history of losses and expect to generate losses until such a time when we can become profitable in the distribution of our planned products. As of the date of this filing, we cannot provide an estimate of the amount of time it will take to become profitable.

We will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, accelerate product development, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. In order for us to carry out our intended business plan, management believes that we need to raise approximately $5 million over a three year period. Management anticipates that the $5 million will go towards regulatory compliance, product marketing, the development of new software programs and platforms and the further development of our "Daily Deal" technology and programs. The Company anticipates obtaining the required funding through equity investments in the Company. We cannot be certain that we will be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent to which financing is in fact made available to our Company. If we obtain the anticipated amount of financing through the offering of our equity securities, this will result in substantial dilution to our existing shareholders, and should be considered a serious risk of investment.

5. OUR BUSINESS MAY REQUIRE ADDITIONAL CAPITAL AND IF WE DO OBTAIN SUCH ADDITIONAL FINANCING OUR THEN-EXISTING SHAREHOLDERS MAY SUFFER SUBSTANTIAL DILUTION.

We may require additional capital to finance our growth, purchase technologies and build our infrastructure. Our capital requirements may be influenced by many factors, including:

•	the demand for our products and services;
•	the timing and extent of our investment in new technology;
•	the level and timing of revenue;
•	the expenses of sales and marketing and new product development;
•	the cost of facilities to accommodate a growing workforce;
•	the extent to which competitors are successful in developing new products and increasing their market shares; and
•	the costs involved in maintaining and enforcing intellectual property rights.
9

To the extent that our resources are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. However, additional funding, if needed, may not be available on terms attractive to us, or at all. Our inability to raise capital when needed could have a material adverse effect on our business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our Company by our current shareholders would be diluted.

6. WE MAY NOT BE ABLE TO RAISE SUFFICIENT CAPITAL OR GENERATE ADEQUATE REVENUE TO MEET OUR OBLIGATIONS AND FUND OUR OPERATING EXPENSES.

Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in reducing or ceasing our operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern.

7. WE EXPECT OUR OPERATING EXPENSES TO INCREASE, AND THIS MAY AFFECT PROFIT MARGINS AND THE MARKET VALUE OF THE COMPANY’S COMMON STOCK.

If we are able to obtain additional capital, the Company expects to significantly increase its operating expenses to expand its marketing operations, and to increase its level of capital expenditures to further develop and maintain its proprietary software systems. Such increases in operating expense levels and capital expenditures may adversely affect the Company’s operating results and profit margins, which may in turn significantly affect the market value of the Company’s Common Stock. There can be no assurance that the Company will, one day, achieve profitability or generate sufficient profits from its business operations in the future.

8. IF WE ARE UNABLE TO ATTRACT KEY EMPLOYEES, WE MAY BE UNABLE TO SUPPORT THE GROWTH OF OUR BUSINESS.

Our success depends in part on our ability to attract and retain competent personnel. We must hire qualified managers, engineers, accounting, human resources, operations and other personnel. Competition for talent among companies in our industry is intense, and we cannot assure you that we will be able to continue to attract or retain the talent necessary to support the growth of our business.

10

8. OUR THREE LARGEST SHAREHOLDERS OWN APPROXIMATELY 67% OF THE CONTROLLING INTEREST IN OUR VOTING STOCK, AND, AS A RESULT, INVESTORS WOULD NOT HAVE ANY VOICE IN OUR MANAGEMENT, WHICH COULD RESULT IN DECISIONS ADVERSE TO OUR GENERAL SHAREHOLDERS.

Our three largest shareholders beneficially have the right to vote approximately 67% of our outstanding Common Stock. As a result, these shareholders would have the ability to control substantially all matters submitted to our shareholders for approval including:

a)	election of our board of directors;

b)	removal of any of our directors;

c)	amendment of our Articles of Incorporation or bylaws; and

d)	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, these three individuals have the ability to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our director and Chief Executive Officer could affect the market price of our Common Stock if the marketplace does not orderly adjust to the increase in shares in the market, and the value of your investment in the Company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

9. CURRENT ECONOMIC CONDITIONS MAY PREVENT US FROM GENERATING REVENUE.

Our ability to generate or sustain revenues is dependent on a number of factors relating to discretionary consumer spending. These include economic conditions and consumer perceptions of such conditions by consumers, employment, the rate of change in employment, the level of consumers' disposable income and income available for discretionary expenditure, business conditions, interest rates, consumer debt and asset values, availability of credit and levels of taxation for the economy as a whole and in regional and local markets where the Company operates.

The United States is currently recovering from an economic downturn, the extent and duration of which cannot be currently predicted with any degree of reasonable certainty, and which business environment includes record low levels of consumer confidence due, in part, to job losses. Due to these factors, consumers are less likely to purchase non-essential goods, including the Company’s products. If the current economic conditions do not improve, we may not achieve or be able to maintain profitability, which may negatively affect the liquidity and market price of our Common Stock.

In addition, as a result of the economic downturn in the United States, credit and private financing is becoming difficult to obtain at reasonable rates, if at all. Until we achieve profitability from our business operations at sufficient levels, if at all, we will be required to obtain additional funding from other sources, including loans and/or private financings. If we are unable to achieve such capital infusions on reasonable terms, if at all, our operations may be negatively affected.

11

10. WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES, SOME OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE.

The Internet and online commerce industries are dominated by large, well-financed firms. We do not have the resources to compete with larger providers of these similar services at this time. With the limited, if not minimal, resources the Company has available, the Company may experience great difficulties in building a customer base. Competition from existing and future competitors could result in the Company’s inability to secure any new customers. This competition from other entities with greater resources and reputations may result in the Company’s failure to maintain or expand its business, as the Company may never be able to successfully execute its business plan. Further, we cannot be assured that we will be able to compete successfully against present or future competitors or that the competitive pressure we may face will not force the Company to cease operations.

11. RAPID TECHNOLOGICAL ADVANCES COULD RENDER OUR EXISTING PROPRIETARY TECHNOLOGIES OBSOLETE.

The Internet and online commerce industries are characterized by rapid technological change, changing market conditions and customer demands, and the emergence of new industry standards and practices that could render our existing websites and proprietary technology obsolete. Our future success will substantially depend on our ability to enhance our existing services, develop new services and proprietary technology and respond to technological advances in a timely and cost-effective manner. The development of other proprietary technology entails significant technical and business risk. There can be no assurance that we will be successful in developing and using new technologies or in adapting our proprietary technology and systems to meet emerging industry standards and customer requirements. If we are unable, for technical, legal, financial, or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, or if our new products and electronic commerce services do not achieve market acceptance, the Company’s business, prospects, results of operations and financial condition would be materially adversely affected.

12. INTERNET COMMERCE SECURITY THREATS COULD POSE A RISK TO OUR ONLINE SALES AND OVERALL FINANCIAL PERFORMANCE.

A significant barrier to online commerce is the secure transmission of confidential information over public networks. We and our business partners rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by us and our partners to protect a consumer's transaction data. If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations. Also, a party who is able to circumvent the Company’s security measures could misappropriate proprietary information or cause interruptions in the Company’s operations. The Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

12

Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions. To the extent that our business activities, or those of our partners or third-party contractors, involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company’s reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that their failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

13. NEW TECHNOLOGIES COULD BLOCK OR FILTER OUR ADS, WHICH COULD REDUCE THE EFFECTIVENESS OF OUR SERVICES OR PRODUCTS AND LEAD TO A LOSS OF CUSTOMERS.

Technologies may be developed that can block the display of our online ads. Any such ad-blocking technology that is effective against our ad placements could severely restrict the number of advertisements that we are able to place before consumers, thus resulting in a reduction in the attractiveness of the Company’s services to advertisers. If advertisers determine that our services or products are not providing substantial value, we may suffer a loss of clients. As a result, ad-blocking technology could, in the future, substantially decrease the number of ads we are able to place, resulting in a decrease in our revenues.

14. RISK OF CAPACITY CONSTRAINTS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS; SYSTEM DEVELOPMENT RISKS.

A key element of our business strategy is to generate a high volume of traffic on, and use of, our services across our network infrastructure and systems. Accordingly, the satisfactory performance, reliability and availability of its software systems, transaction-processing systems and network infrastructure are critical to our reputation and ability to attract and retain customers, as well as with respect to maintaining adequate customer service levels. Our revenues depend on the number of visitors to our sites, the number of people who sign up for services, and the on-going usage of our products. Any systems interruptions that result in either the unavailability of the Company’s software systems or network infrastructure or in reduced order placements would reduce the volume of sign ups and the attractiveness of our product and service offerings. Also, we may experience periodic systems interruptions from time-to-time. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade further our technology, transaction-processing systems and network infrastructure. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our websites or timely expand and upgrade our systems and infrastructure to accommodate such increases. We plan to use a combination of industry supplied software and internally developed software and systems for our search engine, distribution network, and substantially all aspects of transaction processing, including order management, cash and credit card processing, and accounting and financial systems. Any substantial disruptions or delays in any of our systems would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

13

 15. STORAGE OF PERSONAL INFORMATION ABOUT OUR CUSTOMERS COULD POSE A SECURITY THREAT.

Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user's consent. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate users' personal information or credit card information, the Company could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state regulators have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, or if government regulators or agencies choose to investigate our privacy practices.

16. WE HAVE TO KEEP UP WITH THE PACE OF RAPID TECHNOLOGICAL CHANGE SO AS TO CONTINUE OFFERING OUR ADVERTISING PARTNERS AND CUSTOMERS COMPETITIVE SERVICES AND PRODUCTS, OR WE MAY LOSE CLIENTS AND BE UNABLE TO EFFECTIVELY COMPETE.

Our future success will primarily depend on our ability to continue delivering to our advertising partners and customers competitive, results-based Internet marketing services and products. In order to do so, we will need to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the overall quality of, and value proposition represented by, our services and products. Our failure to adapt to such changes would likely lead to a loss of clients or a substantial reduction in the fees we would be able to charge for our services or products versus those of competitors who have more rapidly adopted improved technology. Any loss of clients or reduction of fees would adversely impact our revenues and profitability. In addition, the widespread adoption of new Internet technologies or other technological changes could require substantial expenditures by the Company to modify or adapt our services, products or infrastructure. If we are unable to pass all or part of these costs on to our clients, our margins and, therefore, profitability will be reduced or eliminated entirely.

RISKS RELATING TO OUR COMMON SHARES

17. WE MAY, IN THE FUTURE, ISSUE ADDITIONAL COMMON SHARES, WHICH WOULD REDUCE INVESTORS' OWNERSHIP PERCENTAGE IN THE COMPANY, AND MAY DILUTE OUR SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of Common Stock. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then-existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our Common Stock.

14

 18. ALTHOUGH OUR SHARES OF COMMON STOCK ARE QUOTED ON THE OTC-BB, THEY ARE CONSIDERED PENNY STOCKS.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosures relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. SEC regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ, and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years.

Unless an exception is available, the above-referenced regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop for our shares of Common Stock, any such market may not be liquid.

19. Although our stock is listed on the OTC-BB, a trading market has not developED; purchasers of our securities may have difficulty selling their shares.

There is currently only a very limited trading market in our securities, and there are no assurances that a market may develop or, if developed, that such a market could be sustained. If no market is ever developed for our Common Stock, it will be difficult for you to sell any shares in our Company. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

20. BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR SHAREHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them. There is no assurance that shareholders will be able to sell shares when desired.

15

21. BECAUSE WE ARE NOT SUBJECT TO COMPLIANCE WITH RULES REQUIRING THE ADOPTION OF CERTAIN CORPORATE GOVERNANCE MEASURES, OUR SHAREHOLDERS HAVE LIMITED PROTECTION AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

The Company does not currently have independent audit or compensation committees. As a result, our director(s) have the ability, among other things, to determine their own level of compensation. Until the Company complies with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave the Company’s shareholders without protections against interested director transactions, conflicts of interest, if any, and similar matters, and, as a result, investors may be reluctant to provide the Company with funds necessary to expand its operations.

The Company intends to comply with all corporate governance measures relating to director independence as and when required. However, the Company may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

22. COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE PRACTICES, AS WELL AS MANAGEMENT'S RELATIVE INEXPERIENCE WITH SUCH REGULATIONS, WILL RESULT IN ADDITIONAL EXPENSES FOR THE COMPANY AND CREATES A RISK OF NON-COMPLIANCE.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and related SEC regulations, have created uncertainty for public companies and have significantly increased the costs and risks associated with accessing the public markets and with public reporting. The Company’s management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies in these areas, which will lead to increased general and administrative expenses and a diversion of management time and attention away from revenue generating activities and toward compliance activities. Management's relative inexperience with respect to these regulated areas may cause us to fall out of compliance with applicable regulatory requirements, which in turn could lead to enforcement action against us and have a resulting negative impact on our stock price.

23. IN THE FUTURE, WE WILL INCUR INCREMENTAL COSTS AS A RESULT OF OPERATING AS A PUBLIC COMPANY, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO COMPLIANCE INITIATIVES.

Because we are a fully reporting company with the SEC, we will incur additional legal, accounting and other expenses. Moreover, the Sarbanes-Oxley Act , as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We expect to incur approximately $100,000 of incremental operating expenses in 2013.

16

USE OF PROCEEDS

The selling shareholders are selling shares of Common Stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders as result of such sales of our Common Stock.

SELLING SHAREHOLDERS

The shares of Common Stock being offered for sale by the selling shareholders hereunder consist of 1,429,585 shares of our Common Stock held by thirty-five (35) shareholders who purchased the Common Stock in an offering exempt from registration pursuant to the exemption provided by Regulation D or received their shares when the Company acquired Ad Shark or provided consulting services to us in exchange for stock.

Each of the selling shareholders is an “underwriter” within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales.

The selling shareholders may from time-to-time offer and sell any or all of their shares during the duration of this Offering.

All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The table lists the number of shares of Common Stock beneficially owned by each selling shareholder as of the date of this Prospectus, the shares of Common Stock covered by this Prospectus that may be disposed of by each of the selling shareholders, and the number of shares that will be beneficially owned by the selling shareholders assuming all of the shares covered by this Prospectus are sold.

17

The shares beneficially owned have been determined in accordance with rules promulgated by the U.S. Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered. The selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the selling shareholders.

Except as may be indicated below, no selling shareholder is the beneficial owner of any additional shares of Common Stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling shareholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, or, directly or indirectly, with any person to distribute the stock.

The following table sets forth, with respect to the selling shareholders: (i) the number of shares of Common Stock beneficially owned as of March 25, 2013; (ii) the total percentage of shares beneficially owned prior to the Offering; (iii) the maximum number of shares of Common Stock that may be sold by the selling shareholders under this Prospectus; (iv) the number of shares of Common Stock that will be owned after the offering by the selling shareholders; and (v) the total percentage of shares beneficially owned upon completion of the Offering. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 32,528,318 shares outstanding as of the date of this Prospectus.

Name of Selling Shareholder	Total Number of Shares Beneficially Owned Prior to Offering	Total Percentage of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Total Percentage of Shares Beneficially Owned Upon Completion of Offering

RONALD P. ABRAMS	15,174	0.05	1,000	14,174	0.04
PAUL BURTON ALVORD	45,455	0.14	45,455	0	0.00
AMBROSIAL CONSULTING GROUP	50,000	0.15	50,000	0	0.00
ANDREW BERK	46,418	0.14	10,000	36,418	0.11
BRANDON CHABNER	2,413,034	7.42	909	2,412,125	7.42
18

Name of Selling Shareholder	Total Number of Shares Beneficially Owned Prior to Offering	Total Percentage of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Total Percentage of Shares Beneficially Owned Upon Completion of Offering

DOUGLAS H. CRAIN	24,311	0.07	9,090	15,221	0.05
GREGORY S. CRAIN	24,311	0.07	9,090	15,221	0.05
RUSSELL C. DICKINSON AND LINDA M. DICKINSON	5,004	0.02	2,728	2,276	0.01
SUZANNE MARIE DICKINSON	100,891	0.31	21,818	79,073	0.24
RYAN FOLAND	705,522	2.17	134,545	570,977	1.76
MARK GEHRMAN	94,284	0.29	18,181	76,103	0.23
EDWARD HARDING	18,181	0.06	18,181	0	0.00
EDWARD D. HARWIN	108,841	0.33	10,000	98,841	0.30
BEVERLY ILES	11,849	0.04	5,000	6,849	0.02
JEFF KELLER	565,547	1.74	300,000	265,547	0.82
ALEXANDRA AND BRET LANGENBERG	68,181	0.21	68,181	0	0.00
DENNIS MAYER	36,365	0.11	36,365	0	0.00
DAX M. MC CALL AND AMANDA D. MC CALL	3,000	0.01	3,000	0	0.00
CYNTHIA MARIE MCKEE	10,000	0.03	1,000	9,000	0.03
DANE MEDLEY	60,675	0.19	45,454	15,221	0.05
JEFF PAASCH	4,545	0.01	4,545	0	0.00
SUZANNE OSTOVARPOUR	40,000	0.12	40,000	0	0.00

19

Name of Selling Shareholder	Total Number of Shares Beneficially Owned Prior to Offering	Total Percentage of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Total Percentage of Shares Beneficially Owned Upon Completion of Offering

H.WINFIELD PADGETT JR.	135,871	0.42	60,000	75,871	0.23
SHIRLEY ANN POVONDRA	18,181	0.06	18,181	0	0.00
WILLIAM F. POVONDRA JR.	129,837	0.40	27,272	102,565	0.32
DAVID SCHADE	23,782	0.07	1,000	22,782	0.07
KENNETH SCHNEIDER	56,505	0.17	12,500	44,005	0.14
CHARBEL SELFANI	72,883	0.22	12,000	60,883	0.19
C. THOMPSON TTEE U/A DTD 7/21/1997 BY CHRISTOPHER THOMPSON	354,064	1.09	50,000	304,064	0.93
JOHN AND CONCETTA THOMPSON FAMILY TRUST	10,000	0.03	10,000	0	0.00
CHRISTOPHER THOMPSON	495,619	1.52	283,182	212,437	0.65
RANDAL J. VECCHIONE	77,471	0.24	64,545	12,926	0.04
CYGEL SAMPSON WHITE	20,000	0.06	20,000	0	0.00
CALVIN M. WONG	113,846	0.35	27,272	86,574	0.27
JOHN ZUPPAN	24,312	0.07	9,091	15,221	0.05

TOTALS:	5,983,959		1,429,585

The percentages set forth are not determinative of the selling shareholder’s beneficial ownership of Common Stock pursuant to Rule 13d-3 or any other provision under the Exchange Act (as defined below).

Assumes a sale of all of the shares held by the selling shareholders. There can be no assurance that the selling shareholder will sell any or all of the shares offered hereby.

(1) Ambrosial Consulting Group, LLC, a Nevada Limited Liability Company, 8871 W. Flamingo Road #2-02, Las Vegas, NV 89147, J. Salwender, is the beneficial owner who has ultimate voting control over the shares held by this entity. Ambrosial Consulting Group, LLC obtained these shares directly from the Company by performing consulting services for the Company.

20

PLAN OF DISTRIBUTION

The selling shareholders are underwriters as defined under the Securities Act of 1933. Although our stock is listed on the OTC-BB, there has been minimal trading activity. If and when a market develops for our Common Stock, the shares may be sold or distributed from time-to-time by the selling shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices and at negotiated prices or at fixed prices, which may be changed. At such time, the distribution of the shares may be effected in one or more of the following methods:

  ordinary brokers transactions, which may include long or short sales, transactions involving cross or block trades on any securities or market where our Common Stock is trading, through direct sales to purchasers or sales effected through agents, through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling shareholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Common Stock.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks" as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The Common Stock offered by this Prospectus constitutes penny stock under the Securities Exchange Act of 1934 (the “Exchange Act”). The Common Stock will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares of Common Stock in our Company will be subject to the penny stock rules.

21

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock: (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

When a selling shareholder wants to sell shares of our Common Stock under the Prospectus which is a part of this Registration Statement, the selling shareholder will also need to comply with state securities laws, also known as "blue sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling shareholder will be able to advise the shareholder as to which states have an exemption for secondary sales of our Common Stock.

Any person who purchases shares of our Common Stock from a selling shareholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, a selling shareholder will indicate in which state(s) he or she wishes to sell the shares, and such seller's broker will be able to identify whether the shareholder will need to register in that state or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 75,000,000 shares of Common Stock, $0.001 par value per share. As of March 25, 2013 there were 32,528,318 shares of our Common Stock issued and outstanding held by approximately 2,200 shareholders of record.

22

COMMON STOCK

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. Our Common Shareholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Please refer to the Company's Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights of holders of the Company's Common Stock.

DIVIDEND POLICY

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions and other pertinent factors. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in our Company. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AUDITING MATTER

Our financial statements for the period from our inception on February 23, 2007 to December 31, 2011 included in this Prospectus have been audited and reviewed by De Joya Griffith & Company, LLC, an independent registered public accounting firm located at 2580 Anthem Village Drive, Henderson, NV 89052 and have been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. De Joya Griffith & Company LLC also reviewed our financial statements for the unaudited interim period ending September 30, 2012.

LEGAL MATTERS

The law office of Richardson & Patel LLP, 1100 Glendon Avenue, Suite 850, Los Angeles, CA 90024 has passed upon the validity of the Common Stock offered under this Prospectus.

23

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our Common Stock in the public market could adversely affect market prices prevailing from time to time. The shares of our Common Stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Rule 144

Some of the presently outstanding shares of our Common Stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which became effective on February 15, 2008. Pursuant to Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files Form 10 information with the SEC, during which time the issuer must remain current in its filing obligations, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act.

24

DESCRIPTION OF BUSINESS

Business Model

Corporate History

Monster Offers was incorporated in the State of Nevada on February 23, 2007, under the name Tropical PC Acquisition Company. On December 11, 2007, the Company amended its Articles of Incorporation changing its name to Monster Offers. The Company was originally incorporated as a wholly-owned subsidiary of Tropical PC, Inc., a Nevada corporation (“Tropical PC”). Tropical PC was incorporated September 22, 2004.

On November 9, 2012, Monster Offers, Monster Offers Acquisition Corporation, a Nevada corporation (“Merger Sub”), and Ad Shark, Inc., a privately-held California corporation (“Ad Shark”), entered into an Acquisition Agreement and Plan of Merger pursuant to which the Company, through its wholly-owned subsidiary, Merger Sub, acquired Ad Shark in exchange for 27,939,705 shares of the Company's unregistered restricted Common Stock, which were issued to the holders of Ad Shark stock based on their pro-rata ownership.

Our Business

Monster Offers is a Daily Deal analytics provider and aggregator collecting daily deals from multiple sites in local communities across the U.S. and Canada. Focused on providing innovation and utility for Daily Deal consumers and providers, the Company collects and publishes thousands of daily deals and allows consumers to organize these deals by geography or product categories, or to personalize the results using keyword search. More information can be found by visiting the Company’s websites located at monsteroffers.com and at monsterdailydeals.com. (The information on these websites is for reference purposes only, and is not meant or intended to be included as a description of our business in this Offering document.)

We also organize advertising sales efforts by constructing a media and advertising delivery systems for Smartphone and Tablet app developers. Our corporate mission is to capitalize on the growth of the mobile marketing industry.

We organize advertising sales efforts by constructing a media and advertising delivery system. Our approach to integrating traditional internet advertising with optimized media and cutting edge ad delivery methods, all tailored specifically for the applicable Smart Device, OS or screen resolution platform, puts the Company in an ideal position to compete for engagements involving advertising campaigns for mobile marketing services and products. At present, we have more than 2,000 clients. We also maintain the following website: www.adshark.mobi. (The information on this website is for reference purposes only, and is not meant or intended to be included as a description of our business in this Offering document.)

We act as the servicing vehicle for mobile communication advertising services sold to commercial clients. We are currently developing a series of advertising accessories to establish a platform position in mobile marketing for the Company with specific families of mobile devices.

25

In addition, we serve as the marketing and sales support arm for Travel America Visitor Guide (“TAVG”) directories, which is currently operated as a division of Iconosys and is gaining visibility and traction as a preferred mode of business advertising for smaller-to-mid-sized businesses throughout the U.S. With this opportunity, the Company sees itself as being in position to take advantage of the mobile marketing industry, which is projected to grow over the next 3 years. Management believes this growth will come primarily from Internet-enabled Smartphones.

Products and Services

Our products and services are designed to help advertisers connect with their target demographic audience using our full range of engaging ad formats, from banners, to rich media interactive immersion ads, to full interactive full screen ads. In addition, by doing business with us and using the Company’s intuitive interface that includes “Real Time Analytics,” developers and publishers would be in a position to better monetize their mobile applications and websites through targeted, client controlled advertising campaigns that maximize their ROI (return on investment).

Other sources of revenues for the Company include: in-app advertising, where an advertiser may sponsor levels, screens, or portions of the contents of an app or mini-website for pay, data-mining or harvesting of analytical information for the purpose of selling new products/services or lead generation, the creation of national or regional industry or concept-specific directories, for which we charge a semi-annual listing fee, traditional Internet banner advertising on websites controlled by us or our partners or customers, or miscellaneous consulting revenues for assisting others in their business planning or marketing efforts.

Industry Background

It has been reported that mobile phones outnumber TV sets by over 3 to 1, and that mobile phone users outnumber PC based internet users by over 4 to 1 and the total laptop and desktop PC population by nearly 5 to 1. Simply put, it makes sense to management that a premium should be paid to those companies who can best ensure that a marketer’s message gets in front of the mobile communication device user’s eyes during that split second of critical viewing time, and therefore that advertisers are rushing into this market as a result.

Mobile Marketing and the Competitive Advantage

Nielsen Ratings and the International Telecommunications Union (ITU) estimated that in the year 2000 there were 360 million people using the Internet, and of that total approximately one-third, or 120 million, users were American. Today, their estimates have increased to nearly 2 billion people using the Internet worldwide, and out of that number nearly 300 million persons are American (between one-sixth and one-seventh of the total Internet user population).

Management believes we have the experience and expertise necessary for building client and user-friendly applications, brands, and technologies for use in mobile communications marketing. We also have begun developing a new-age mobile advertising network and related consulting expertise.

26

Mobile Daily Deals and “Dealies” Marketing Opportunities

Our sales team is actively selling mobile marketing-related advertising and promotion services through a suite of 18 hyper-local mobile daily deal Smartphone apps for Android OS devices. We earn a portion of these sales equal to 30-75% of the programs being sold. Current offerings inside these apps for sale include location specific sponsorships, stationary banners, dynamic banners, interstitials, video advertising, email advertising, and SMS advertising, along with other unique business development and co-promotion arrangements with merchants and with specific events (e.g., concerts, fundraisers).

COMPETITION

The advertising and marketing industry is highly competitive, subject to rapid change and has relatively low barriers to entry, as compared with other industries or industry segments. Management believes that its ability to compete depends in part on a number of factors, which include but are not limited to:

• the ability to hire, retain and motivate qualified personnel;

• the price at which the Company offers comparable services and products; and

• the extent of our responsiveness to customer needs.

Competition in the Mobile Marketing industry may increase in the future, partly due to low barriers to entry, the emergence of larger, more dominant, and perhaps better funded competitors, as well as from the emergence of new mobile communications technologies and/or social or economic trends now in existence or developed or emerging in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified personnel. The prospect of increased competition is particularly likely in the mobile advertising industry, where such larger players as Google, Apple, and ValueClick have already entered the arena through their respective purchases of AdMob, Quattro Wireless, and Greystripe. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations could be adversely affected.

INTELLECTUAL PROPERTY

We rely or plan to rely on a combination of trademark, copyright, trade secret and patent laws in the United States, as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. Also, we plan to rely on copyright laws to protect our future computer programs and our proprietary databases.

Management believes that some of our products and technologies may be patentable, and sees others as enhancements on current technologies. Our products are designed to promote user safety and security and/or to make mobile applications better, faster, and easier to use, as well as more “life-style enhancing,” especially for people on-the-go in today’s highly mobile environment.

From time to time, we expect that we may encounter disputes over rights and obligations concerning intellectual property. Also, the efforts management has taken to protect its proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm the existing business, the Company’s brands and its reputation, as well as the ability of the business to compete on a going forward basis. Also, protecting our intellectual property rights could be costly and time consuming.

27

Employees

We currently have three employees, (i) Wayne Irving II, our Chairman, Chief Executive Officer, and Secretary; (ii) Brandon M. Graham, our Chief Financial Officer; and (iii) Thomas Mead, our Director of Technology. These officers also perform many of the Company’s supervisory and administrative roles. We utilize additional independent contractors on a part-time/as needed basis.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at: 27665 Forbes Road, Laguna Niguel, CA 92677. We do not own any real property. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve us.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

Monster Offers Common Stock, $0.001 par value, can be found on the OTC-Bulletin Board under the symbol: MONT.

There have been limited trades of the Company's stock since its listing on September 22, 2011. There are no assurances that a market will ever develop for the Company's stock.

The table below sets forth the range of high and low bid quotes of our Common Stock for each quarter in the last two fiscal years as reported by the OTC-Bulletin Board, and for our most recent fiscal quarter. The bid prices represent inter-dealer quotations without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

	High Bid	Low Bid
Fiscal Year Ended December 31, 2012
First Quarter	N/A	N/A
Second Quarter	$2.75	$0.51
Third Quarter	$1.25	$1.00
Fourth Quarter	$4.50	$1.00

Fiscal Year Ended December 31, 2011
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A
28

TRANSFER AGENT

We have retained Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014, Telephone: (702) 818-5898, Fax: (702) 974-1444, as our duly authorized transfer agent.

HOLDERS

As of March 25, 2013, we had 32,528,318 shares of our Common Stock issued and outstanding held by approximately 2,200 holders of record.

The selling shareholders are offering hereby up to 1,429,585 shares of Common Stock.

DIVIDENDS

We have never paid a dividend on our stock.

29

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans. We may in the future adopt a stock option plan.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (“Registration Statement”) under the Securities Act with respect to the Common Stock offered herein. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Common Stock and our Company, please review the Registration Statement, including exhibits, filed as a part thereof. Statements in this Prospectus as to the contents of any document filed as an exhibit to the Registration Statement, set forth the material terms of such document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. The Registration Statement, reports and other information, including the exhibits and schedules thereto, may be inspected at the Public Reference Room of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's website at http://www.sec.gov.

30

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, as there can be no assurance that these forward-looking statements will prove to be accurate and speak only as of the date hereof. Management undertakes no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties are described in greater detail elsewhere herein. The following discussion should also be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Overview

We were incorporated on February 27, 2007, under the laws of the state of Nevada. We provide analytical resources for our clients in the daily deal/special offers space. In addition, through our Ad Shark division, we provide mobile marketing advertising consulting services, including the placement of online ads, as well as sales-related services for Iconosys, including services relating to Iconosys’s Travel America Visitor Guide. We also offer Smartphone apps to the consumer, retail market under the Monster Offers, Monster Daily Deals, and Deal Buzzer™ brands, and have a commission payment arrangement with Sqoot.com from which we earns commissions based on a per sale referral arrangement. Our Deal Buzzer Smartphone apps provide merchants and/or individuals tools to promote deals, specials, coupons, events, and other information in social media networks. The above-describe consumer, retail apps are currently available, or pending such availability, via downloadable on many of the mobile app markets, including Google Play, iTunes, Amazon AppStore, the Monster Offers AppHysteria™ AppStore and website, as well as at other third party app stores and/or at referrers’ or app promoters’ websites, webapps, and/or smart device apps. These apps are available worldwide and utitlize the Smartphone’s GPS functions to deliver localized information to the mobile device user regarding daily deals and other offers or special promotions and discounts.

31

We are currently undertaking a technology upgrade of all of our retail apps to include access to advertising networks, enhanced listing data, enhanced collection of user data and trends, and through customer feedback and focus groups, enhanced usability so as to encourage more app usage by the end user. We are also upgrading the AppHysteria AppStore (app and website). The new appstore website is being developed to support promotion of our apps and client apps on multiple markets and from a single location. Management expects that Windows Phone and iPhone apps will soon be supported in the AppHysteria app store, which currently exclusively supports Android apps. We believe that the AppHysteria appstore has the potential to generate significant revenue from membership developers, third party promoters, advertising banner networks, in-house advertising banner sales programs, keyword sales promotions, and other methods to be determined.

RESULTS OF OPERATIONS

Results of Operations for the year ended December 31, 2011 and three months ending September 30, 2012

We earned $701,668 since our inception through September 30, 2012. We are presently in the development stage of our business, and we can provide no assurance that we will be successful.

Since our inception on February 23, 2007 through September 30, 2012, we experienced a net loss of $(4,555,316). Our loss through September 30, 2012 was attributed to a number of factors, including but not limited to, general and administrative costs of $470,770, officer compensation of $225,006, impairment loss of $425,435, consulting services of $996,766 and loss on debt settlement of $(2,508,409). We anticipate that our operating expenses will increase as we build our operations.

For the fiscal year ending December 31, 2011, we experienced an audited net loss of $(998,876) or $(4.78) per share as compared to a net loss of $(494,195) or $(3.01) for the same period in 2010, an increased net loss of 102.1%. The increase in net loss resulted primarily from $425,425 in an impairment loss and increased financing fees of $(120,268).

For the nine months ending September 30, 2012, we experienced an unaudited net loss of $(3,022,835), compared to a net loss of $(531,614) for the same period in 2011, and increased net loss of 468.6%. The net loss for the nine months ending September 30, 2012 and the increase in loss from the same period in 2011 was primarily attributable to general and administrative expenses of $188,958, officer compensation of $20,806, consulting services of $261,588 and loss on debt settlement of $(2,514,865).

32

Loss from Operations

For the nine months ended September 30, 2012, we had $(3,022,835) or $(1.61) per share in unaudited losses from operations, compared to $(531,614) or $(2.57) per share for the same period in 2011, an increase in losses from operations of 468.1%. This increase was primarily attributable to reduction in overhead and reduced investment in research and development. Since our inception, on February 23, 2007, through September 30, 2012, we had a net loss of $(4,555,316).

Our auditor issued an opinion that our financial condition raises substantial doubt about our ability to continue as a going concern.

Revenues

For the year ending December 31, 2011, we generated $223,275 in audited revenues as compared to $82,803 for the same period in 2010, an increase in revenues of 169.6%. For the nine months ended September 30, 2012, we generated $78,168 in unaudited revenues as compared to $149,752 for the same period in 2011, a decrease in revenues of 91.6%. This decrease was primarily attributable to diversion of management time and resources away from business operations and toward completion of the merger with Ad Shark, management changes, as well as the increased cost of capital for purposes of funding our business operations

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2012, our current assets were $92,089, and our current liabilities were $135,681. As of September 30, 2012, our total assets were $192,089, compared to total assets of $141,933 as of December 31, 2011. Total assets as of September 30, 2012 consisted of $189 in cash, $2,423 in accounts receivable, and prepaid expense of $89,477. As of September 30, 2012, our liabilities consisted of $48,979 in accounts payable, $6,085 in accrued interest, $13,250 in notes payable, $6,700 in due to related parties and $60,667 in convertible notes payable.

During the nine month period ending September 30, 2011, we used net cash of $15,878 in operations, generated cash of $12,250 from financing activities and had no cash flows from investing activities. From our inception on February 23, 2007 to September 30, 2012, we used net cash of $322,091 in operations, generated cash of $322,280 from financing activities and had no cash flows from investing activities. We are dependent on funds raised through equity financing and loans for the funding of our business operations.

Our current cash resources are insufficient to finance our planned expenditures. We estimate that our current cash resources will not be sufficient to finance our operations, at the current level of activity, for a period of twelve months. To successfully move our operations forward, we estimate that we will need to raise approximately $5,000,000 in additional financing. We anticipate raising the needed funds through the sale of our Common Stock and through debt financing. . However, there are no assurances that we will be able to raise funds via either of these two options. In particular, our ability to raise financing in the public equity and debt markets is uncertain as, in recent years, these have been difficult venues with respect to procuring investor funding for developmental stage companies like ourselves.

33

GOING CONCERN CONSIDERATION

We have recognized an accumulated deficit since inception (February 23, 2007) through September 30, 2012 of $(4,555,316). Although we have recognized total revenues of $701,668 with gross profits of $451,840, since inception (February 23, 2007) through September 30, 2012, our ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and our ability to achieve and maintain profitable operations. The financial statements have been prepared assuming that we will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. No adjustment has been made to the recorded amount of assets or the recorded amount or classification of liabilities, which would be required if we were unable to continue its operations.

Our consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been prepared on a going concern basis. We have sustained operating losses since our inception (February 27, 2007) and have used substantial amounts of working capital in our operations.

We expect to continue to incur substantial additional operating losses from costs related to the continuation of product and technology development and administrative activities. Management believes that our working capital at September 30, 2012, together with the revenues from the sales of our products and services, the recent investment dollars raised are sufficient to sustain our planned operations into the second quarter of 2013; however, we cannot assure you of this, and we may require additional debt or equity financing in the future to maintain operations.

We anticipate that we will pursue raising additional debt or equity financing to fund continuing business operations, new product development, business development activities, including asset acquisitions, and corporate growth or expansion plans. We cannot make any assurances that management’s cost reduction strategies will be effective or that any additional financing will be completed on a timely basis, on acceptable terms or at all. If we are unable to complete a debt or equity offering, or otherwise obtain sufficient financing when and if needed, we may be required to reduce, defer or discontinue one or more of our product development programs. Management’s inability to successfully implement its cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern.

OFF BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

34

Revenue Recognition

We recognize revenues when there is persuasive evidence of an arrangement, services performed and/or products sold, and client acceptance and/or payment has occurred. The sales price for our services and products are establish based on part on an assessment of the costs relating to the rendering of such services or the production and distribution of such products; provided, however, that a substantial component of the pricing for said services and products is arbitrary and varies based on unique marketing programs tailored for the particular client or customer group and based on client/customer comfort levels and needs. We also recognize that our policies in this regard are evolving and may be subject to adjustment going forward, as we are in a new and exciting industry, one which is being defined as we grow.

We also believe that our products sales along with our relationships with Iconosys, Travel America Visitor Guide (TAVG), Orange County Visitor Guide, Promedia, Sqoot and various other clients/partners have good potential to grow the company and nurture a prosperous proforma for our shareholders. By way of example, under our ISO agreement with Iconosys and its TAVG division, Monster Offers recognizes up to a 30% commission for membership signups, advertising sales, and promotions sales. For all sales, we use a binding insertion order as evidence of a revenue recognition arrangement, along with a voice recorded acceptance to the advertising agreement/purchase.

35

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

and Corporate Governance

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships among any of the directors and officers.

Name	Age	Position & Offices Held

Wayne Irving II	41	Director/Chairman/CEO/Secretary
Brandon M. Graham	31	CFO
Vikram M. Pattarkine, Ph.D.	49	Director

Biographies of Directors/Officers follow:

Biography of Wayne Irving, Director, Chairman, CEO, and Secretary

Mr. Irving is a pioneer in mobile communications technology. He is responsible for the recent development of certain new safety and lifestyle-related mobile applications for Smartphones, tablet computers and other Smart handheld devices. He is considered an innovator with respect to mobile marketing and advertising. In addition, he maintains a high visibility with the general public and is recognized as a leading authority in the areas of mobile app design and mobile marketing through his frequent public appearances, both at industry conferences and at charitable fundraising events with non-profit organizations and other causes relating to curbing the practices of TWD (texting while driving), as well through his continued media exposure in print, Internet, and on radio and television.

The following provides a summary of Wayne Irving II’s recent and past work experience:

Iconosys, Inc. (November 2009 - Present) -- Mr. Irving is a co-founder of Iconosys and currently holds the positions of director, Chairman, CEO and CFO with the same company. Iconosys develops apps and technologies for iOS and Android OS Smartphones tablet computers and other Smart handheld devices, is a member of the National Organization for Youth Safety (NOYS) and the maker of the widely used and well publicized DriveReply™, SMSW!sh™, Trick or Tracker®, Word Bully™, Latchkey Kid™, Guards Up™, My Receipt Manager™, Tax Deduction Tracker™, and My Max Speed™ Smartphone apps, and is developing technologies and technology-driven products for its clients with a goal toward designing apps that enrich, enhance, and ultimately make safer and more convenient, our day-to-day lives.

36

Showerpros.com, Inc. (August 2004 – January 2008) -- Mr. Irving started Showerpros.com in the summer of 2004 as a temporary departure from the Internet and financial markets. From 2004 through July 2007, Showerpros completed more than 800 bathroom and kitchen remodels in Orange County, CA and more than 2,000 total residential and commercial projects, including engaging in all facets of general contracting as a CA-licensed General Contractor. In August 2006, Showerpros was awarded and completed a 660 Kitchen Remodel projects in Las Vegas, NV, where apartments were being converted to condominiums. In the wake of the housing industry/remodeling industry's well chronicled collapsed in the middle of 2007, Mr. Irving left this business and re-entered the hi-tech and clean-tech worlds.

Agilon Technologies, Inc. (November 2001 – July 2002) -- In 2001, Agilon was formed as a business consulting project by Mr. Irving to explore opportunities in alternate industries such as biotechnology. This company's stated mission was to utilize lessons-learned by Mr. Irving in running Internet and hi-tech companies in guiding the business strategies of new start-up and entrepreneur-led consulting clients.

Solutions Media, Inc. (August 1998 – August 2000) -- Mr. Irving was Chairman and CEO of Solutions Media, a convergence technology company focused initially on developing solutions for interactive television and "smarter" devices. As the company evolved, special attention began to be paid to the media distribution methods that devices utilized in delivering content to the user. Spinrecords.com was Solutions Media's flagship product. Early investors in Solutions Media included NY-based NetGain, Goldman Sachs, and others. Solutions Media further offered technology and consulting-based solutions to a number of companies.

Cyber Office Technologies, Inc. (1997 – 1998) -- Mr. Irving was Information Security Manager of Cyber Office Technologies, a venture of DuPont, and in this capacity supported the development of a mid-level accounting software package, similar to Peachtree accounting.

Echolink Interactive (1996 – 1997) -- Mr. Irving was a Microsoft Certified Systems Administrator consulting with regard to help desk solutions for a 40-employee firm that managed approximately 100 web development clients.

United States Marine Corps (April 1991 – April 1996) -- Mr. Irving was a Marine Sergeant. While serving as Maintenance Management Chief, 1st Marine Regiment, 1st Marine Division, Mr. Irving managed and taught classes on the usage of several systems including Maintenance Management Systems and Publications Management Systems. In addition, in his position of authority in the S-4 office for 3rd Battalion, 1st Marines, as well as later for the Headquarters for 1st Marine Regiment, Wayne was responsible for managing policies under the Commanding Officer's signature. Mr. Irving was meritoriously promoted 3 times and decorated 5 times for outstanding leadership in his field during his 5 years as a US Marine.

Mr. Irving studied mathematics and general educational subjects at Mira Costa College in Oceanside, CA (1994-1996) and later studied computer science and pre-medical subjects while attending University of San Diego (1996-1998), where he was also President of Alpha Epilon Delta (the university's pre-medical student fraternity).

37

Biography of Brandon M. Graham, CFO

With 10 years of experience in the areas of financial planning and analysis, corporate development, investor relations and management consulting—including over 10,000 audit hours—Brandon M. Graham has a background in corporate finance, accounting, and investing. Mr. Graham serves as a manager for corporate financial planning and analysis for The Walt Disney Company, where he supports the Sourcing and Production Departments with financial and strategic analysis and implementation.

Prior to joining Registrant, Mr. Graham was responsible for leading the Financial Planning and Analysis Department for Tutor Perini Corp. (NYSE: TPC), a $6-billion global construction services provider. While at Tutor Perini, Mr. Graham was responsible for leading investor relations activities and developing buy-side relationships.

Mr. Graham served for four years at AECOM Technology Corp. (NYSE: ACM) as a Senior Analyst in Investor Relations and Corporate Development, where he was involved with more than $2 billion worth of acquisitions. Prior to his tenure at AECOM, Mr. Graham was a Senior Associate with the accounting firm KPMG, LLP, where he worked on audit and consulting engagements for clients in California, New York, Amsterdam and London. Mr. Graham holds a Bachelors Degree in Business Economics from the University of California, Santa Barbara and a Masters of Business Administration in Entrepreneurial Studies from the Marshall School of Business at the University of Southern California.

Biography of Vikram M. Pattarkine, Ph.D., Director

Dr. Vikram M. Pattarkine, CEO of PEACE USA, has a distinguished career spanning more than 25 years as a chemical-environmental engineer with extensive international experience covering research, consulting, and training. He serves on several prestigious committees such as the Scientific and Technical Advisory Committee of the Chesapeake Bay Program and the Municipal Wastewater Treatment Design Committee of the Water Environment Federation. He has authored chapters in manuals, peer-reviewed papers, and made technical presentations at conferences worldwide. Mr. Pattarkine is also a member of the board of directors of Iconosys.

Dr. Pattarkine was the founding CTO of OriginOil, Inc., a renewable energy technology development company. During its formative months, he added outstanding value to the company by imparting scientific rigor to its technology development. Currently, he is involved with developing OriginOil’s wastewater applications and strategic international partnerships. Prior to joining OriginOil, he was Senior Vice President at Brinjac Engineering, an engineering design and consulting firm in Pennsylvania. Before that he was Director of Process Engineering at Environmental Dynamics Inc, an aeration systems manufacturing firm in Missouri. During the 1990s, he led the Environment and Natural Resources Management consulting practice of Tata Consultancy Services, Asia’s largest consulting firm.

Dr. Pattarkine holds a Ph.D. in environmental engineering from Virginia Tech and a Master of Technology degree in chemical engineering from Nagpur University, India. He is an adjunct professor of environmental engineering at the University of Missouri and has also taught graduate students at Pennsylvania State University.

38

Involvement in Certain Legal Proceedings

Our directors, executive officer and control persons have not been involved in any of the following events during the past ten years:

(1)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(3)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(4)	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(5)	any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity;

(6)	any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and

(7)	any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Board of Directors

Our Board of Directors (the “Board”) consists of only two members, Wayne Irving II and Vikram M. Pattarkine, Ph.D., who each serve one-year terms without any compensation.

Term of Office

Our directors were appointed for a one-year term to hold office until the next annual meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by the Board and hold office until the next annual meeting of the Board and until such officer's successor shall have been elected and qualified, subject to earlier resignation or removal by the Board.

Audit Committee

We do not presently have an Audit Committee. Our Board performs the essential functions of an Audit Committee. No qualified financial expert has been hired because the Company is too small and lacks the financial resources to afford such an expense.

39

Committees and Procedures

(1)	The Company has no standing audit, nominating and compensation committees of the Board, or committees performing similar functions. The Board itself acts in lieu of committees due to its small size.

(2)	The view of the Board is that it is appropriate for the Company not to have a nominating committee due to the small size of the Board and the Company. Directors participate in the consideration of director nominees.

(3)	The members of the Board who perform the essential functions of a nominating committee are not independent, pursuant to the definition of independence of a national securities exchange registered pursuant to section 6(a) of the Act (15 U.S.C. 78f(a)).

(4)	The members of the Board who perform the essential functions of a nominating committee have no policy with regard to the consideration of any director candidates recommended by security holders but will consider director candidates recommended by security holders.

(5)	The basis for the view of the Board that it is appropriate for the Company not to have such a policy is that there is no need to adopt a policy due to the small size of the Company.

(6)	The members of the Board who perform the essential functions of a nominating committee will consider candidates recommended by security holders, and by security holders submitting such recommendations.

(7)	There are no specific minimum qualifications that must be met by a nominee recommended by security holders, except that the nominee must be willing to serve and possess a clean background.

(8)	The process for identification and evaluation of nominees for director, including nominees recommended by security holders, is to find qualified persons that are willing to serve who possess clean backgrounds. There is no difference in the manner in which the Board evaluates nominees for director based on whether the nominees is recommended by a security holder or found by the Board.

Code of Ethics

We have not adopted a Code of Ethics for the Board or any salaried employees.

40

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer paid by us for the Company's last completed fiscal year in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO).

SUMMARY COMPENSATION TABLE

Compensation

The following table sets forth certain compensation information for: (i) each person who served as an officer and/or director of our Company at any time during the year ended December 31, 2011 and December 31, 2010, regardless of compensation level, and (ii) each of our other executive officers. The foregoing persons are collectively referred to herein as the "Named Executive Officers." Compensation information is shown for fiscal years 2011 and 2010.

Summary Compensation Table

		Year				Compen-
		Ending	Salary	Bonus	Awards	sation	Total
Name	Principa Position	Dec. 31,	($)	($)	($)	($)	($)

Wayne Irving II (1)	CEO/Sec/Dir.	2011	0	0	0	0	0
		2010	0	0	0	0	0
Brandon M. Graham (2)	CFO	2011	0	0	0	0	0
		2010	0	0	0	0	0
William F. Povondra, Jr. (3)	Former Secretary/Dir.	2011	0	0	0	0	0
		2010	0	0	0	0	0

Vikram M Pattarkine, Ph.D. (4)	Director	2011	0	0	0	0	0
		2010	0	0	0	0	0
			0	0	0	0	0
Paul Gain (5)	Former	2011	0	0	0	8,000	8,000
	CEO/Director	2010	27,000	0	0	0	27,000

______________________________________________________________________________________

Note: (1) Wayne Irving II was appointed as an Officer and Director of the Company on May 15, 2012.

(2) Brandon M. Graham was appointed as the Company’s Chief Financial Officer on March 15, 2013.

(3)(4) William F. Povondra, Jr. and Vikram M Pattarkine, Ph.D. were appointed as Officers and/or Directors of the Company on November 9, 2012. Mr. Povondra resigned as an officer of the Company effective February 13, 2013 and as a director effective February 20, 2013.

(5) Paul Gain resigned his position as CEO and Director of the Company on November 9, 2012.

41

We do not maintain key-man life insurance for our executive officers/directors.

On August 1, 2012, we entered into an Employment Agreement with Wayne Irving II for the position of Chief Executive Officer. On December 15, 2012, we entered into an Employment Agreement with Thomas Mead for the position of Director of Technology. These are the only formal agreements currently in effect between our employees and us.

As of the date hereof, there have been no grants of stock options to purchase our Common Stock made to the executive officer named in the Summary Compensation Table.

There have been no awards made to the named executive officer under any long term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, any director in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the ownership of our Common Stock on March 25, 2013 relating to those persons known to beneficially own more than 5% of our capital stock and by our named Executive Officer and Directors.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of Common Stock over which the shareholder has sole or shared voting or investment power. It also includes shares of Common Stock that the shareholder has a right to acquire within 60 days after March 25, 2013 pursuant to options, warrants, conversion privileges or other right. The percentage ownership of the outstanding Common Stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Monster Offers Common Stock. The Company does not have any outstanding options, warrants or other securities exercisable for or convertible into shares of its Common Stock

42

Name of Beneficial Owner and Position	Title of Class	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)
Wayne Irving II (2) Chairman/CEO/CFO	Common	13,662,002	43.6%
Vikram M. Pattarkine, Ph.D.(3)

Director	Common	253,554	0.8%
Brandon S. Chabner, Esq.(4) Shareholder	Common	2,515,285	8.0%
Jeffrey Weiss(5)
Shareholder	Common	4,946,753	15.7%
DIRECTORS AND OFFICERS AS A GROUP (3 persons)	Common	14,023,829	44.7%

_______________________________________________________________________________

(1)	Percent of Class is based on 32,528,318shares issued and outstanding.
(2)	Wayne Irving II, 27665 Forbes Road, Laguna Niguel, CA 92677, is beneficial owner who has the ultimate voting control over 7,222,866 shares held in the name of Gecco Consulting, LLC, and 6,439,136 shares personally held. Not included in this ownership number are 332,313 shares owned by family members of Wayne Irving II.
(3)	Vikram M. Pattarkine, Ph.D., 27665 Forbes Road, Laguna Niguel, CA 92677.
(4)	Brandon S. Chabner, Esq., 27665 Forbes Road, Laguna Niguel, CA 92677. This number includes 37,935 shares owned by Mr. Chabner’s family trust.
(5)	Jeffrey Weiss, 1850 S. Avenue 9B, Yuma, AZ 85364.
43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ownership

Our two officers/directors control 14,023,829 shares of our Common Stock, or approximately 41.8% of our outstanding Common Stock.

Office Space

The Company's director, Wayne Irving II, has contributed office space for the Company's use for all periods presented. There is no charge to Monster Offers for the space. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard. Our officer will not seek reimbursement for past office expenses. No written agreement exists that this officer/director will continue to donate office space to the operations. Therefore, there is no guarantee that he will not seek reimbursement for the donated office space in the future.

Ad Shark Acquisition

The Chairman, Chief Executive Officer and Chief Financial Officer of Monster Offers is Wayne Irving II; Mr. Irving has been an officer and director of the Company since May 15, 2012. On November 9, 2012, Monster Offers entered into an Acquisition Agreement and Plan of Merger to acquire Ad Shark. At the time of this transaction, Wayne Irving II was also the Chief Executive Officer and a director of Ad Shark. He is also the Chief Executive Officer, Director and majority shareholder of Iconosys, Inc. (“Iconosys”), which owned Ad Shark prior to Iconosys’ spinoff (the “Spinoff”) of its shareholdings in Ad Shark to its shareholders. Subsequent to the Spinoff, Ad Shark merged with Monster Offers (the “Merger”). As a result of the Merger, Mr. Irving became the director, Chairman, Chief Executive Officer and Chief Financial Officer of the Company, which was the surviving entity of the Merger, and remains the largest shareholder of the Company. As a condition of the Merger between Monster Offers and Ad Shark, Monster Offers agreed to keep in full force and effect a three-year Employment Agreement between Ad Shark and Mr. Irving which was entered into on August 1, 2012.

As a condition of the Merger between Monster Offers and Ad Shark, Monster Offers agreed to keep in full force and effect and to honor an ISO (Independent Sales Organization) Agreement between Ad Shark and Iconosys for the duration of the agreement, which terminates in June, 2013. At the time that subject agreement was entered into by the parties, Wayne Irving II was a principal executive officer and director for both Ad Shark and Iconosys. This Agreement allows Ad Shark to receive compensation from Iconosys in exchange for services rendered by Ad Shark in connection with its acting as Iconosys’ Independent Sales Organization. Under the terms of this Agreement, at the time of the Merger, Iconosys currently had an obligation to pay Ad Shark approximately $75,000.

As a condition of the Merger between Monster Offers and Ad Shark, Monster Offers agreed to keep in full and effect and to honor the Engagement Agreement dated March 19, 2011 between the Law Office of Brandon S. Chabner, a Professional Corporation, and Ad Shark. Brandon S. Chabner, Esq., is a director and corporate officer of Iconosys and 5%-plus shareholder of Monster Offers. The above-referenced Engagement Agreement provides for the provision of discounted cash rate legal services in exchange for equity-based compensation.

44

As a condition of the Merger between Monster Offers and Ad Shark, Monster Offers agreed to keep in full and effect and to honor a Line of Credit Agreement dated June 19, 2012 (the “LOC Agreement”) between Ad Shark, as “Lender,”, and Iconosys, as “Borrower.” This is a $300,000 revolving line of credit, pursuant to which, as of the effective time of the Merger, Iconosys has an obligation to repay Ad Shark approximately $271,000 in borrowings. This represents funds borrowed by Iconosys from Ad Shark on various dates during the period June 19, 2012 through October 9, 2012. Monster Offers agreed to assume Ad Shark’s rights and obligations under the LOC Agreement as an integral part of this Merger. As of the Effective Time of the Merger, Monster Offers also owed Iconosys approximately $75,000 in repayments of monies previously borrowed by Monster Offers from Iconosys, and which obligation, as agreed to by Monster Offers and Ad Shark in the Merger Agreement, may be offset by Iconosys against Iconosys’ repayment obligations to Monster Offers under the LOC Agreement.

As a condition of the Merger between Monster Offers and Ad Shark, Monster Offers agreed to keep in full effect two separate Consulting Agreements, each dated June 1, 2012, between Ad Shark and Paul Gain, a former officer and director of Monster Offers, and between Ad Shark and Paul West. Under each of these Consulting Agreements, Ad Shark paid grants of Common Stock of Five Million (5,000,000) and One Million Five Hundred Thousand (1,500,000) of restricted Ad Shark shares to Mr. Gain and Mr. West, respectively, for past consulting services rendered to Ad Shark. As part of these Consulting Agreements, each of Messrs. Gain and West entered into a Confidentially Agreement pursuant to which (i) they each agreed to keep Ad Shark proprietary information confidential, and (ii) for a period of twelve (12) months immediately following the termination of their applicable Consulting Agreement, they each agreed not to solicit Ad Shark employees or independent contractors.

Iconosys Acquisition

On March 4, 2013, we entered into a Master Purchase Agreement (the “Master Agreement”), an Asset Purchase and Domain Name, Web Site Content and Trademark Assignment Agreement (the “APA”), and a Stock Purchase Agreement (the “SPA” and together with the Master Agreement and the APA, the “Purchase Agreements”) with Iconosys.

The Company and Iconosys entered into the Purchase Agreements in order for the Company to purchase, and for Iconosys to sell, certain intellectual property assets, including, without limitation, domain names, trademarks, and smart phone apps, and 15,046,078 shares of Iconosys common stock, $0.001 par value, in exchange for, among other consideration, the Company’s cancellation of the outstanding debt arising under the LOC Agreement. The stock was sold through the SPA pursuant an exemption from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.

Promoters

Among our officers and directors, Mr. Wayne Irving II can be considered a promoter of the Company in consideration of his participation and managing of the business of the Company.

45

INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling person pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this Prospectus, and reference is made to such Registration Statement. This Prospectus constitutes the prospectus of Monster Offers filed as part of the Registration Statement, and it does not contain all information in the Registration Statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

The public may read and copy any materials with the Commission at the SEC's Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

We intend to furnish our shareholders with annual reports containing audited financial statements.

46

MONSTER OFFERS

(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2011

September 30, 2012

47

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders of

Monster Offers

We have audited the accompanying balance sheets of Monster Offers (A Development Stage Company) (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years then ended and from inception (February 23, 2007) to December 31, 2011. Monster Offers' management is responsible for these financial statements. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Monster Offers as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and from inception (February 23, 2007) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV

April 16, 2012

F-1a

Monster Offers

(A Development Stage Company)

Balance Sheets

	December 31,	December 31,
	2011	2010
	(Audited)	(Audited)
ASSETS

Current assets
Cash	$3,817	$36,531
Accounts receivable	9,423	6,352
Prepaid expense	26,272	—
Prepaid stock compensation	—	51,667
Total current assets	39,512	94,550

Other assets
Unamortized financing fees	2,421	5,296
Investment in Iconosys	100,000	—
Total other assets	102,421	5,296

TOTAL ASSETS	$141,933	$99,846

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$58,229	$10,800
Accrued interest	9,341	1,831
Unearned revenue	33,333	—
Convertible notes payable, net of unamortized discount
of $37,131 and $44,363, respectively	176,330	99,899
Total current liabilities	277,233	112,530

Total liabilities	277,233	112,530

Shareholders' deficit
Common stock - $0.001 par value,
75,000,000 shares authorized, 220,568
and 200,962 shares issued and outstanding
as of 12/30/2011 and 12/31/2010, respectively	221	201
Additional paid- in capital	910,385	529,120
Treasury stock 8,731,214 and 12,000,000 shares as of 6/30/11 and
12/31/10, respectively	—	—
Common stock receivable	—	(8,400)
Common stock payable	486,575	—
Accumulated deficit during development stage	(1,532,481)	(533,605)
Total shareholders' deficit	(135,300)	(12,684)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$141,933	$99,846

The accompanying notes are an integral part of these financial statements.

F-2a

Monster Offers

(A Development Stage Company)

Statements of Operations

(Audited)

			Inception
	For the years ended		(February 23, 2007)
	December 31,		December 31,
	2011	2010	2011

REVENUES
Commission revenue	$156,608	$250	$157,385
Commission revenue - related party	—	9,352	326,247
License revenue	66,667	—	66,667
Services - related party	—	73,201	73,201
Total revenues	223,275	82,803	623,500

Cost of goods
Commission paid - related party	—	—	249,828
Total cost of goods	—	—	249,828

Gross profit	223,275	82,803	373,672

EXPENSES
Advertising	10,123	4,870	35,901
Amortization	24,565	—	24,565
Audit fees	28,474	3,750	47,474
Expenses of spinoff	200	—	5,810
General and administrative	113,544	102,435	281,812
Professional fees	4,115	14,595	24,723
Officer compensation	144,200	27,000	204,200
Strategic alliance costs	10,053	—	10,053
Impairment loss	425,435	—	425,435
Consulting services	324,560	410,618	735,178
Total operating expenses	1,085,269	563,268	1,795,151

Other expenses
Interest expense	(17,460)	(1,831)	(19,291)
Financing fees	(120,268)	(11,899)	(132,167)
Debt forgiveness	846	—	6,456
Refund of expense	—	—	34,000
Total other expenses	(136,882)	(13,730)	(111,002)

Net loss	$(998,876)	$(494,195)	$(1,532,481)

Net loss per share - basic	$(4.78)	$(3.01)

Weighted average number of common
shares outstanding – basic	208,803	164,039

The accompanying notes are an integral part of these financial statements.

F-3a

Monster Offers

(A Development Stage Company)

Statement of Shareholders’ Equity (Deficit)

(Audited)

								Deficit
								Accumulated	Total
			Additional					During	Shareholders'
	Common Stock		Paid-in	Common stock	Common stock	Treasury Stock		Development	Equity
	Shares	Amount	Capital	Receivable	Payable	Shares	Amount	Stage	(Deficit)

Contributed capital, February 2007	-	$ -	$ 400	$ -	$ -	-	$ -	$ -	$ 400

Founders' shares issued for services
December 2007	56,250	56	11,194	-	-	-	-	-	11,250

Contributed capital	-	-	585	-	-	-	-	-	585

Tropical PC Spin off shares	4,050	4	(4)	-	-	-	-	-	-

Shares returned to Company	(3,000)	(3)	3	-	-	-	-	-	-

Shares issued pursuant to offering	37,500	38	33,713	-	-	-	-	-	33,750

Net loss	-	-	-	-	-	-	-	(6,595)	(6,595)

Balance, December 31, 2007	94,800	95	45,890	-	-	-	-	(6,595)	39,390

Net loss	-	-	-	-	-	-	-	(41,556)	(41,556)

Balance, December 31, 2008	94,800	95	45,890	-	-	-	-	(48,151)	(2,166)

Private placement, December 2009	67,500	68	13,433	(1,000)	-	-	-	-	12,500

Net income	-	-	-	-	-	-	-	8,741	8,741

Balance, December 31, 2009	162,300	162	59,323	(1,000)	-	-	-	(39,410)	19,075

Cancellation of unearned shares	(5,000)	(5)	(995)	1,000	-	-	-	-	-

Shares issued for cash	40,000	40	7,960	(8,000)	-	-	-	-	-

Shares issued for consulting services	2,750	3	351,547	(400)	-	-	-	-	351,150

Shares issued for services	287	0	32,948	-	-	-	-	-	32,948

Shares issued for consulting services	625	1	78,337	-	-	-	-	-	78,338

Shares returned to Company
in exchange for business segment	-	-	-	-	-	(40,000)	-	-	-

Net loss	-	-	-	-	-	-	-	(494,195)	(494,195)

Balance, December 31, 2010	200,962	$201	$ 529,120	$ (8,400)	$ -	(40,000)	$-	$ (533,605)	$ (12,684)

Shares issued for consulting services	2,000	2	155,998	-	750	-	-	-	156,750

Shares issued for license	-	-		-	450,000	-	-	-	450,000

Issuance of stock options for services	-	-	14,301	-	-		-	-	14,301

Shares issued as part of strategic alliance	-	-	-	-	35,825	-	-	-	35,825

Shares issued for conversion of convertible
notes payable	16,296	16	202,776	-	-	-	-	-	202,792

Sale of stock at a discount of 3%	1,309	1	13,190	-	-	-	-	-	13,191

Financing fees incurred on sale of stock	-	-	(5,000)	-	-	-	-	-	(5,000)

Write-off of stock receivable	-	-	-	8,400	-	-	-	-	8,400

Net loss	-	-	-	-	-	-	-	(998,876)	(998,876)

Balance, December 31, 2011 (audited)	220,568	221	910,385	-	486,575	(40,000)	-	(1,532,481)	(135,300)
F-4a

Monster Offers

(A Development Stage Company)

Statement of Cash Flows

(Audited)

			Inception
	For the years ended		(February 23, 2007)
	December 31,		December 31,
	2011	2010	2011

OPERATING ACTIVITIES
Net loss	(998,876)	(494,195)	(1,532,481)
Adjustments to reconcile net loss
to net cash used by operating activities:
Impairment loss	425,435	—	425,435
License revenue - non-cash	(66,667)	—	(66,667)
Non-cash compensation	8,400	—	8,400
Forgiveness of debt	(846)	—	(846)
Financing fees	117,940	11,899	129,839
Common shares issued for services	171,051	462,436	633,487
Strategic alliance costs	10,053	—	10,053
Amortization	24,565	—	24,565
Changes in operating assets and liabilities:
Increase in prepaid stock compensation	51,667	(51,667)	—
Increase in unamortized financing fees	—	—	(5,296)
Decrease in accounts receivable	(3,071)	(4,117)	(3,071)
(Increase) decrease in unamortized financing fees	2,308	(5,296)	(4,044)
Increase in accounts payable	44,077	9,450	54,877
Increase in accrued interest	17,705	1,831	19,536

Net cash used by operating activities	(196,259)	(69,659)	(306,213)

FINANCING ACTIVITIES
Proceeds from convertible notes payable	152,500	88,000	240,500
Proceeds from issuance of common
stock	11,045	—	68,545
Contributed capital	—	—	985

Net cash provided by financing activities	163,545	88,000	310,030

NET CHANGE IN CASH	(32,714)	18,341	3,817

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	36,531	18,190	—

CASH AND CASH EQUIVALENTS -
END OF PERIOD	$3,817	$36,531	$3,817

SUPPLEMENTAL DISCLOSURES:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Non-cash investing and financing activities:

Stock issued for purchase of license	$450,000	$8,000	$450,000

Stock issued for conversion of notes	$202,792	$—	$202,548

Investment in Iconosys	$100,000	$—	$100,000

The accompanying notes are an integral part of these financial statements.

F-5a

 Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - ORGANIZATION

Monster Offers (a development stage company) (the "Company") was incorporated under the laws of the State of Nevada, as Tropical PC Acquisition Corporation on February 23, 2007 ("Inception"). The Company is a popular daily deal aggregator, collecting daily deals from multiple sites in local communities across the U.S. and Canada. Focused on providing innovation and utility for Daily Deal consumers and providers, the Company collects and publishes thousands of daily deals and allows consumers to organize these deals by geography or product categories, or to personalize the results using keyword search. The Company has been unable to commence its primary operations to-date due to lack of sufficient working capital, and therefore remains a Development Stage Company.

The Company earns fees via marketing services including the online promotion of its affiliate partners daily deals through its website, selling of industry data and analysis reports, and executing internet and social marketing campaigns for customers.

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Since inception (February 23, 2007) through December 31, 2011 the Company recognized an accumulated deficit during development stage of approximately ($1,532,481). The Company's ability to continue as a going concern is contingent upon its ability to achieve and maintain profitable operations, and the Company’s ability to raise additional capital as required.

Management plans to raise equity capital to finance the operating and capital requirements of the Company, and also plans to pursue acquisition opportunities of other revenue-generating companies that provide complementary capabilities to that of the Company. Amounts raised will be used for further development of the Company's products and services, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is devoting its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

F-6a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Year-end

The Company’s fiscal year-end is December 31.

Basis of Accounting

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents. As of December 31, 2011 and 2010, there are no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Advertising

Advertising costs are expensed when incurred. The Company incurred advertising expenses of $10,123 and $4,870 for the years ended December 31, 2011 and 2010, respectively. For the period since inception on February 23, 2007 through the year ended December 31, 2011, the Company has incurred advertising expenses of $35,901.

Revenue Recognition

In accordance with ASC 605 and SEC Staff Accounting Bulletin 104, fee revenue is recognized in the period that the Company's advertiser customer generates a sale or other agreed-upon action on the Company's affiliate marketing networks or as a result of the Company's other services, provided that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. All transactional services revenues are recognized on a gross basis in accordance with the provisions of ASC Subtopic 605-45, due to the fact that the Company is the primary obligor, and bears all credit risk to its customer, and publisher expenses that are directly related to a revenue-generating event are recorded as a component of commission paid.

F-7a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per Share

Historical net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of securities or other contracts to issue common stock that were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance. As of December 31, 2011 and December 31, 2010, we have $9,423 and $6,352, respectively, in accounts receivable and no amounts charged to allowance for doubtful accounts.

Fair Value of Financial Instruments

The carrying amounts of the financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate fair value due to the short maturities of these financial instruments. The notes payable are also considered financial instruments whose carrying amounts approximate fair values.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other” to determine the method of amortization of its intangible assets. The Company’s intangible assets are capitalized at historical cost and are amortized over their useful lives. The Company amortizes its license of SSL5 intellectual property using the straight-line method over an estimated useful life of 10 years (see Note 8).

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

F-8a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

ASC 505, "Compensation-Stock Compensation", establishes standards for the accounting for transactions in which an entity exchanges its equity instruments to non-employees for goods or services. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 505.

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Recent Accounting Pronouncements

ASU 2011-04. In May 2011, the FASB issued Accounting Standards Update 2011-14, “Fair Value Measurement (Topic 820)”. This Update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with US GAAP and International Financial Reporting Standards (“IFRS”). The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs and they explain how to measure fair value and they do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this Update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s shareholders’ equity in the financial statements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The adoption of ASU 2011-04 is not expected to have any material impact on our financial position, results of operations or cash flows.

We have examined all other recent accounting pronouncements and believe that none of them will have a material impact on the financial statements of our Company.

NOTE 4 - Stock Split Adjustment

Certain reclassifications have been made in the prior year’s financial statements.

On April 9, 2012, the Company executed a 300 to 1 reverse stock split, which was retrospectively applied to all financial statements, including the comparative balance sheet as of December 31, 2010. This adjustment did not change total shareholders’ deficit. The original filing was for $60,289 in common stock and $469,032 in additional paid in capital. The post-split adjusted balances in this filing are now $201 in common stock and $529,120 in additional paid in capital, resulting in an effective decrease in common stock and increase in additional paid in capital of $60,088, net effect on shareholders’ deficit of $0 as of December 31, 2010.

F-9a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 5 - SHAREHOLDERS' DEFICIT

Common Stock

The Company is authorized to issue 75,000,000 shares of its $0.001 par value common stock.

On February 23, 2007, a shareholder contributed capital of $400 for incorporating fees.

On December 11, 2007, the Company issued 56,250 (post-split) shares of its common stock to its founder for $11,250 in cash. The Founder then transferred these shares to an outside party for the same price on December 31, 2007.

On December 15, 2007, a shareholder contributed capital of $585 for registration fees.

The Company was a subsidiary of Tropical PC, Inc. On December 31, 2007, the record shareholders of Tropical PC, Inc. received a spin-off dividend of one (1) common share, par value $0.001, of Monster Offers common stock for every share of Tropical PC, Inc. common stock owned for a total 4,050 (post- split) common shares issued. Of these 4,050 shares, 3,000 were returned and cancelled to the Company.

On December 31, 2007, the Company issued 37,500 (post-split) shares of its common stock pursuant to a Regulation D 506 offering for $33,750 in cash.

On December 21, 2009, the Company authorized the sale of 67,500 (post-split) unregistered restricted common shares in exchange for $13,500. $12,500 was received in December 2009, with a subscription receivable of $1,000 paid in January 2010.

In August 2010, the Company reached a mutually agreeable understanding with a non-affiliated shareholder to cancel 5,000 (post-split) unregistered common shares he owns. These unregistered restricted shares were issued in a private offering with the understanding that the shareholder would purchase these shares and provide technical expertise to the Company. Since the services were not delivered to the Company's satisfaction, it has been agreed that these 5,000 unregistered common shares will be canceled and returned to the Company.

On August 30, 2010, the Company authorized the issuance of 40,000 (post-split) shares of restricted common stock, as per an Asset Exchange Agreement whereby an officer/director of the Company is to receive these shares of restricted common stock in exchange for cash of $8,000 and a computer software program called the Social Network Action Platform (SNAP). This software program was essential in order to launch the Company's website, www.monsteroffers.com. Until such time as the Company can complete a thorough evaluation of the intangible acquired, as of September 30, 2010, the Company placed a nominal value on the software, based at par value $0.001 of the stock to be issued for this software. A total of $8,000 was recorded as common stock receivable as of September 30, 2011.

On September 1, 2010, the Company authorized the sale of 2,750 (post-split) unregistered restricted common shares to three shareholders in exchange for entering into consulting agreements and cash of $550. The services of these consultants was necessary for the launch of the Company's website by integrating the recently acquired software into the site. A total fair value of $351,550 was placed by

F-10a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 5 - SHAREHOLDERS' DEFICIT (continued)

expensing the normal hourly rate charged by these consultants for the services rendered during the quarter. A total of $150 was received from one consultant and has been reduced from total consulting expense. A total of $400 had been recorded as common stock receivable as of December 31, 2010.

On November 3, 2010, the Company issued 287 (post-split) shares of its common stock as part of an S-8 registration with the SEC for legal and administrative services. These shares were issued for services, and expensed at the market stock price of $114 per share, for a total expense of $32,948.

On November 18, 2010, Monster Offers issued 625 (post-split) unregistered restricted shares in exchange for Investor and Public Relations services as part of a service agreement dated November 10, 2010. The shares were issued at a market value of $125 per share (post-split) for a total consulting expense of $78,338.

On November 18, 2010, the Company's Board of Directors approved a one-half-for-one (0.5:1) common stock dividend (the "dividend"), of the Company's issued and outstanding common stock, par value $0.001, with a record date of December 1, 2010 and a payment date of December 2, 2010. Each shareholder received a dividend of one (1) common share for every two (2) shares owned on the record date. As of the date the dividend was declared, there were 40,192,470 shares issued and outstanding. After the dividend, 60,288,707 shares were issued and outstanding. All shares contained herein are calculated post-split.

On November 18, 2010, the Company received 40,000 (post-split) shares of its common stock in exchange for its "Lead Generation Business Segment" in a transaction with the Company's former officer, Scott J. Gerardi. These shares have no value and been returned to treasury stock as of December 31, 2010.

On January 21, 2011, the Company issued 1,333 (post-split) unregistered shares in exchange for public relations and communications consulting services in accordance with an agreement dated January 21, 2011. The shares were valued at a market value of $78 per share (post-split), totaling $104,000. The total value was allocated between consulting expense and prepaid consulting expense based on a prorated portion of services performed during the year ended December 31, 2011 and the remaining portion of the term of the agreement.

On January 21, 2011, the Company also issued 667 (post-split) free-trading shares in exchange for consulting services in accordance with an agreement entered into on January 21, 2011. The shares were valued at a market value of $78 per share (post-split), totaling $52,000. The total value was allocated between consulting expense and prepaid consulting expense based on a prorated portion of services performed during the year ended December 31, 2011 and the remaining portion of the term of the agreement.

On February 7, 2011, the Company entered into an agreement for business strategy and planning, market analysis, and marketing consulting services. In accordance with the terms of the agreement, 167 (post-split) unregistered restricted shares of common stock will be exchanged for the services provided by the consultant. As of December 31, 2011, the Company determined the shares to be fully earned and

F-11a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 5 - SHAREHOLDERS' DEFICIT (continued)

were valued at a market value of $4.50 per share (post-split), totaling $750, and an expense was recognized. As of December 31, 2011 the shares have not yet been issued and thus have been recorded as stock payable.

On March 14, 2011, the Company entered into a Strategic Alliance and Licensing agreement with SSL5. As part of the agreement, the Company agreed to issue 10,000 (post-split) unregistered restricted shares as consideration for an exclusive license of SSL5 existing intellectual property. The transaction was valued at the market value of $45 per share (post-split) for a total of $450,000, and recorded as stock payable. See Note 7 for further details of the agreement.

During the quarter ended June 30, 2011, the Company issued a total of 6,541 (post-split) shares of common stock to Asher Enterprises for the conversion of two convertible notes payable. See Note 7 for further details of these conversions.

On May 6, 2011, the Company entered into a Strategic Alliance and License agreement with Iconosys, Inc. In accordance with the terms of the agreement, the Company agreed to issue 834 (post-split) shares of common stock to Iconosys as part of consideration for services to be performed in conjunction with the alliance and license agreement. These shares were valued at the market value of $43 per share (post-split) for a total of $35,825, and recorded as stock payable. See Note 8 for further details of the agreement.

On July 8, 2011, the Company sold 617 (post-split) shares of free-trading common stock for a total of $6,988 (of which $700 was recorded to reduce APIC for the $5,000 origination fee payable) to Auctus Private Equity Fund, LLC in accordance with the terms of the Drawdown Equity Financing Agreement entered into on December 29, 2010 (see note 6).

On July 19, 2011, the Company sold 255 (post-split) shares of free-trading common stock for a total of $2,680 (of which $500 was recorded to reduce APIC for the $5,000 origination fee payable) to Auctus Private Equity Fund, LLC in accordance with the terms of the Drawdown Equity Financing Agreement entered into on December 29, 2010 (see note 6).

On July 28, 2011, the Company sold 92 (post-split) shares of free-trading common stock for a total of $1,014 (of which $447 was recorded to reduce APIC for the $5,000 origination fee payable) to Auctus Private Equity Fund, LLC in accordance with the terms of the Drawdown Equity Financing Agreement entered into on December 29, 2010 (see note 6).

On August 9, 2011, the Company issued 1,594 (post-split) shares of common stock to Asher Enterprises for the conversion of $11,000 in principal of outstanding convertible notes payable. See Note 7 for further details of these conversions.

On August 19, 2011, the Company sold 345 (post-split) shares of free-trading common stock for a total of $2,511 (of which $500 was recorded to reduce APIC for the $5,000 origination fee payable) to Auctus Private Equity Fund, LLC in accordance with the terms of the Drawdown Equity Financing Agreement entered into on December 29, 2010 (see note 6).

On September 2, 2011, the Company issued 3,134 (post-split) shares of common stock to Asher Enterprises for the conversion of $11,000 in principal of outstanding convertible notes payable. See Note 6 for further details of these conversions

F-12a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 5 - SHAREHOLDERS' DEFICIT (continued)

On December 22, 2011, the Company issued 5,027 (post-split) shares of common stock to Asher Enterprises for the conversion of $8,000 in principal and $1,200 in accrued interest of outstanding convertible notes payable. See Note 6 for further details of these conversions.

As of December 30, 2011 and December 31, 2010, the Company has 220,568 (post-split) and 200,962 (post-split) shares of its common stock issued and outstanding, respectively.

Stock Options

On March 14, 2011, as part of the Strategic Alliance and Licensing agreement mentioned above, the Company entered into a consulting agreement with SSL5, providing stock options and a seat on the Monster Offers board of directors to develop ongoing product strategy and development services. In accordance with the terms of the agreement, the consulting company is entitled to purchase a total of 6,667 (post-split) unregistered restricted shares of the Company over the term of the agreement of two years. Upon the completion of each 6-month period, a total of 1,667 shares (post-split) will become vested and available for purchase by the Consultant. The price of these shares will be at $0.3 (post-split) per share, or par value. In the event that the Company is sold or merged with another company, all remaining unvested shares will become fully vested immediately prior to any such transaction.

As of September 13, 2011, 1,667 (post-split) shares have fully vested in accordance with the agreement and were revalued at $12,192 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.5 years, risk free interest rate of 0.21%, a dividend yield of 0% and a volatility rate of 183%.

A pro-rated portion of the unvested stock options for the service period from September 14 to December 31, 2011, totaling 972 (post-split) shares, have been valued at $2,109 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.2 years, risk free interest rate of 0.45%, a dividend yield of 0% and a volatility rate of 216%.

The following summarizes pricing and term information for options issued to consultants which are outstanding as of December 31, 2011:

Weighted Average
	Number of Shares	Exercise Price
Balance, December 31, 2010	—	—

Options granted and assumed	6,667	0.30
Options expired	—	—
Options cancelled	—	—
Options exercised	—	—

Balance, December 31, 2011	6,667	0.30
F-13a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 6 - DRAWDOWN EQUITY FINANCING AGREEMENT

On December 29, 2010, the Company entered into a drawdown equity financing agreement and registration rights agreement (collectively the "Agreements") with Auctus Private Equity Fund, LLC ("Auctus"), the selling shareholder. In accordance with the Agreements, Auctus has committed, subject to certain conditions, to purchase up to $10 million of the Company's common stock over a term of up to two years. Although the Company is not mandated to sell shares under the Agreements, the Agreements give the Company the option to sell to Auctus shares of common stock at a per share purchase price equal to 97% of the lowest closing bid price during the five trading days following the Company's delivery of notice to Auctus (the "Notice"). At its option, the Company may set a floor price under which Auctus may not sell the shares which were the subject of the Notice. The floor shall be 75% of the average closing bid price of the stock over the preceding ten days prior to the Notice and can be waived at the discretion of the Company. The maximum amount of Common Stock that the Company can sell pursuant to any Notice is the greater of: (i) an amount of shares with an aggregate maximum purchase price of $500,000 or (ii) 200% of the average daily trading volume based on 20 days preceding the drawdown notice date.

Auctus is not required to purchase the shares, unless the shares which are subject to the Notice have been registered for resale and are freely tradable in accordance with the federal securities, including the Securities Act of 1933, as amended, laws and except for conditions outside of Auctus' control.

At the assumed offering price of $78 per share (post-split), we estimated that we would be able to receive up to $1,950,000 in gross proceeds, assuming the sale of the entire 25,000 shares (post-split) registered hereunder pursuant to the Drawdown Equity Financing Agreement. We would be required to register additional shares to obtain the balance of $11,519,937 available under the Drawdown Equity Financing Agreement at the assumed offering price of $78. There is uncertainty as to whether we will ever receive the full $10 million available under the equity line agreement. It is unlikely that we will be required to register more shares, unless management identifies a major acquisition or opportunity for the Company. As the Company currently has 220,568 (post-split) shares issued and outstanding, with 75,000,000 shares of common stock authorized, the Company would not need to authorize additional shares of its Common Stock should the Company obtain the entire $11,519,937.

The Company is obligated to file with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1, within 30 days from the date of the Agreements and to use all commercially reasonable efforts to have such Registration Statement declared effective by the SEC within 120 days of filing. The Company has agreed to pay Auctus an aggregate amount of $7,500 as an origination fee with respect to the transaction. This is a non-refundable origination fee equal to Two Thousand Five Hundred ($2,500) Dollars which was paid upon execution of the Drawdown Equity Financing Facility term sheet and Five Thousand ($5,000) Dollars in cash which was taken out of the proceeds of the first Drawdown.

F-14a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 6 - DRAWDOWN EQUITY FINANCING AGREEMENT (continued)

During the year ended December 31, 2011, there were four individual sales of common stock in accordance with this agreement (see note 4). The Company received a total of $11,045 (net of $2,046 financing fees) for a total of 1,309 (post-split) shares of free-trading common stock. In accordance with the agreement, these shares were issued at a discount equal to three percent of the lowest closing bid price during the five trading days following the Company's delivery of notice.

NOTE 7 - CONVERTIBLE NOTES PAYABLE

On November 9, 2010, the Company entered into an agreement with Asher Enterprises, Inc., a Delaware corporation, an accredited investor, whereby Asher Enterprises loaned the Company the aggregate principal amount of $53,000 together with any interest at the rate of eight percent (8%) per annum, until the maturity date of July 18, 2011. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the "Variable Conversion Price" (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The "Variable Conversion Price" shall mean 61% multiplied by the Market Price (representing a discount rate of 39%). "Market Price" means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. On May 2, 2011, $15,000 of the principal balance was converted into 539 (post-split) shares.

On May 4, 2011, $12,000 of the principal balance was converted into 427 (post-split) shares. On May 6, 2011 $12,000 of the principal balance was converted into 432 (post-split) shares. On May 23, 2011, the remaining principal balance of $14,000 and $2,120 in interest was converted into 1,088 (post-split) shares. As of December 31, 2011 this note was paid in full.

On December 1, 2010, an additional convertible note payable in the amount of $35,000 was entered into with Asher Enterprises with identical terms as the note entered into on November 9, 2010, the maturity date being August 29, 2011, with interest accruing at 8% per annum. If the Note is not paid in full with interest on the maturity date, the note holder has the same right to convert this Note into restricted common shares of the Company with the same discount as the note described above. The original issue discount note is for $35,000. On June 7, 2011, $15,000 of the principal balance was converted into 1,309 (post-split) shares. On June 13, 2011, $10,000 of the principal balance was converted into 1,208 (post-split) shares. On June 17, 2011, the remaining principal balance of $10,000 and $1,400 in interest was converted into 1,538 (post-split) shares. As of December 31, 2011 this note was paid in full.

On January 27, 2011, a third convertible note payable in the amount of $30,000 was entered into with Asher Enterprises with identical terms as the note entered into on November 9, 2010, the maturity date being October 31, 2011, with interest accruing at 8% per annum. If the Note is not paid in full with interest on the maturity date, the note holder has the same right to convert this Note into restricted common shares of the Company with the same discount as the note described above. On August 9, 2011, $11,000 of the principal balance was converted into 1,594 (post-split) shares. On September 2, 2011, an additional $11,000 of the principal balance was converted into 3,134 (post-split) shares. On December 22, 2011, the remaining principal balance of $8,000 and $1,200 in interest was converted into 5,027 (post-split) shares. As of December 31, 2011 this note was paid in full.

F-15a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 7 - CONVERTIBLE NOTES PAYABLE (continued)

On April 25, 2011, a fourth convertible note payable in the amount of $40,000 was entered into with Asher Enterprises with identical terms as the note entered into on November 9, 2010, the maturity date being January 27, 2012, with interest accruing at 8% per annum. If the Note is not paid in full with interest on the maturity date, the note holder has the same right to convert this Note into restricted common shares of the Company with the same discount as the note described above. The original issue discount note is for $40,000 and a discount of $2,842 remains as of December 31, 2011. For the year ended December 31, 2011, $27,732 had been amortized and expensed.

On May 16, 2011, the Company entered into an agreement with Tangiers Investors, LP, a Delaware limited partnership, an accredited investor, whereby Tangiers Investors loaned the Company the aggregate principal amount of $50,000, less $500 for costs of the loan transaction and $4,000 fee to be paid to a third party, together with any interest at the rate of seven percent (7%) per annum, until the maturity date of May 7, 2012. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the "Variable Conversion Price" (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The "Variable Conversion Price" shall mean 75% multiplied by the Market Price (representing a discount rate of 25%). "Market Price" means the lowest trading price for the Common Stock during the seven (7) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. The original

F-16a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 7 – CONVERTIBLE NOTES PAYABLE (continued)

issue discount note is for $50,000 and a discount of $6,250 remains as of December 31, 2011. For the year ended December 31, 2011, $10,417 had been amortized and expensed.

On June 1, 2011, a fifth convertible note payable in the amount of $32,500 was entered into with Asher Enterprises. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the “Variable Conversion Price” (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The “Variable Conversion Price” shall mean 55% multiplied by the Market Price (representing a discount rate of 45%). “Market Price” means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. The original issue discount note is for $32,500 and a discount of $5,909 remains as of December 31, 2011. For the year ended December 31, 2011, $20,682 had been amortized and expensed.

NOTE 8 – STRATEGIC ALLIANCE & LICENSING AGREEMENTS

SSL5

On March 14, 2011, Monster Offers (the “Company”) entered into Strategic Alliance and Licensing Agreement with SSL5, a Nevada corporation. SSL5 has developed technology services pertaining to a mobile financial services platform, which provides secure person-to-person mobile money transfer services. Monster Offers and SSL5 formed a strategic alliance with respect to the integration, use and commercialization of Monster Offers and SSL5 Existing Intellectual Property to create new and derivative intellectual property to introduce to various markets. Monster Offers obtained a license of the Existing SSL5 Intellectual Property for the exclusive use of the strategic alliance. As consideration for this license, Monster Offers is to issued 10,000 (post-split) of its unregistered restricted shares to SSL5. These shares were valued at the market rate of $45 (post-split) per share, for a total of $450,000. As of December 31, 2011, these shares have been recorded as stock payable.

At year end, management performed an impairment analysis on the license asset and determined that impairment was necessary due to the decrease in fair value of the common stock that has yet to be issued for the license. An impairment loss of $425,435 was recognized for the year. The remaining book value of is $0 as of December 31, 2011. Amortization expense for the years ended December 31, 2011 and 2010 were $24,565 and $0, respectively.

Monster Offers and SSL5 plan to establish a new company as a 100% owned subsidiary of Monster Offers, in the State of Nevada, and to contribute the license of the Existing SSL5 Intellectual Property into the new subsidiary for its use and future development of new and derivative intellectual property. Any new and derivative intellectual property developed in conjunction with this Strategic Alliance and Licensing Agreement shall be owned exclusively by the new subsidiary. As of December 31, 2011, the subsidiary entity had not yet been established.

F-17a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 8 – STRATEGIC ALLIANCE & LICENSING AGREEMENTS (continued)

As further consideration, the Company entered into a consulting agreement with SSL5, providing stock options and a seat on the Monster Offers board of directors to develop ongoing product strategy and development services. In accordance with the terms of the agreement, the Consulting Company is entitled to purchase a total of 6,667 (post-split) unregistered restricted shares of the Company over the term of the agreement of two years. Upon the completion of each 6-month period, a total of 1,667 (post-split) shares will become vested and available for purchase by the Consultant. The price of these shares will be at $0.30 (post-split) per share, or par value. In the event that the Company is sold or merged with another company, all remaining unvested shares will become fully vested immediately prior to any such transaction.

As of September 13, 2011, 1,667 (post-split) shares have fully vested in accordance with the agreement and were revalued at $12,192 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.5 years, risk free interest rate of 0.21%, a dividend yield of 0% and a volatility rate of 183%.

A pro-rated portion of the unvested stock options for the service period from September 14 to December 31, 2011, totaling 973 (post-split) shares, have been valued at $2,245 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.2 years, risk free interest rate of 0.45%, a dividend yield of 0% and a volatility rate of 216%.

Iconosys

On May 16, 2011, the Company entered into a Strategic Alliance and License Agreement with Iconosys, Inc., a California corporation. Iconosys has developed proprietary mobile applications and technology and engaged in the business of mobile communication application design related services. Monster Offers and Iconosys formed a strategic alliance with respect to the integration, use and commercialization of Monster Offers and Iconosys Existing Intellectual Property to create new and derivative intellectual property to introduce to various markets.

Iconosys obtained a license of the Existing Monster Offers Tier 1 Zala Merchant license with the ability to promote and sign up Zala account holders and participate in a revenue sharing model with Monster Offers. As consideration for this license, Iconosys issued 3,333 (post-split) of its unregistered restricted shares to Monster Offers. Since Iconosys is not a publicly-traded corporation, these shares were valued at a fair value based upon a fair value of similar shares sold under a private placement memorandum by Iconosys at rate of $30 (post-split) per share, for a total of $100,000. The entire value of the shares was recognized as unearned license revenue and will be recognized over one year, the term of the license. For the year ended December 31, 2011, the Company has recognized $66,667 in license revenue.

In accordance with the terms of the agreement, Iconosys will provide services to Monster Offers relating to its Deal Buzzer mobile application and to integrate the Monster Offers existing intellectual property into mobile applications it currently designs and produces. As consideration for the services performed by Iconosys, Monster Offers issued 834 (post-split) shares of unregistered, restricted common stock, an initial cash payment of $500, and future payments as part of a revenue share participation portion of the agreement. The 834 (post-split) shares issued to Iconosys were valued at the market value $43 (post-split)

F-18a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 8 – STRATEGIC ALLIANCE & LICENSING AGREEMENTS (continued)

per share for a total of $35,825 in prepaid expenses that will be recognized over the term of the agreement, or approximately 30 months. For the year ended December 31, 2011, the Company recognized $10,053 in strategic alliance expenses.

The term of the strategic alliance and this agreement commenced on May 6, 2011 and will end on November 5, 2013, unless terminated earlier in accordance with the agreement.

NOTE 9 – CONSULTING AGREEMENT

On April 21, 2011, the Company entered into a consulting agreement for services related to raising funds for the Company. The terms of the agreement call for a percentage of monies received by contacts provided by the consultant in the following scale:

Up to $1 million raised	8.00%
$1,000,001 to $2 million	6.50%
$2,000,001 to $4 million	5.50%
$4,000,001 and above	4.50%

As of December 31, 2011, the Company has received $50,000 in convertible notes payable from contacts gained from this agreement and has paid 8 percent of those monies received, in accordance with this agreement, to the consultant for a total of $4,000.

NOTE 10 – SIGNIFICANT SOURCE OF REVENUE

On June 14, 2011, the Company executed a Services Agreement with Gannett, Inc., a Delaware corporation. In accordance with the Agreement, Monster Offers will track the performance of mutually agreed upon third-party "deal of the day" sites ("DOTD") that serve users in the applicable Gannett Markets, and will create reports describing the performance of deals distributed on such DOTD sites.

This Agreement commenced on July 1, 2011 with the first deliverable due on July 12, 2011 and, unless earlier terminated as set forth herein, will remain in effect until June 30, 2012. Following the Initial Term, this Agreement may be renewed upon mutual written agreement of the parties.

F-19a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 11 – PROVISION FOR INCOME TAXES

For the years ended December 31, 2011 and 2010, the Company had a generated net operating income and had incurred net operating loss, respectively. No benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2011 and 2010, the Company had approximately and $969,328 and $122,987 of federal and state net operating losses, respectively. The net operating loss carryforwards, if not utilized, will begin to expire in 2027. The provision for income taxes consisted of the following components for the years ended December 31:

The components of the Company's deferred tax asset are as follows:

	December 31,
Deferred tax assets	2011	2010
Net operating loss carryforwards	$339,265	$43,045
Valuation allowance	(339,265)	(43,045)
Total deferred tax assets	$—	$—

The valuation allowance for deferred tax assets as of December 31, 2010 and 2009 was $339,265 and $43,045, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2011 and 2010, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31:

2011 & 2010
Federal statutory tax rate	(35%)
Permanent difference and other	35%
0%
F-20a

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

As discussed in Note 5, on August 5, 2010, the Company entered into an Asset Exchange Agreement whereby an officer/director of the Company received 40,000 (post-split) shares of restricted common stock in exchange for cash of $8,000 and a computer software program with no assigned value, called the Social Network Action Platform (SNAP).

As discussed in Note 5, on November 18, 2010, the Company received 40,000 (post-split) shares of its common stock in exchange for its "Lead Generation Business Segment" in a transaction with the Company's former officer, Scott J. Gerardi.

On November 18, 2010, an officer/director of the Company contributed a software program to the Company that was developed for use by DrHealthSHares.com, a Web 3.0 social commerce solution for health and wellness that empowers like-minded collaborators to harness the collective knowledge and experience of the social crowd to improve the depth, breadth, and value of health information. The Company placed a nominal value on the software.

NOTE 13 – SUBSEQUENT EVENTS

Convertible Note

On February 14, 2012, Asher Enterprises converted $10,000 of discounted convertible note principal balance into 10,753 (post-split) shares of common stock.

On March 13, 2012, an additional $5,500 of principal balance was converted into 10,186 (post-split) shares of common stock.

Reverse stock split

The Board approved a resolution to effect a three hundred-for-one (300:1) reverse stock split. Under this Reverse Stock Split each three hundred (300) shares of our Common Stock were converted automatically into one (1) share of Common Stock. To avoid the issuance of fractional shares of Common Stock, all fractional shares will be rounded up to the next whole share. Any shareholder who owns three hundred or fewer shares will be rounded-up to one whole share. No fractional shares will be issued. The effective date of the Reverse Stock Split was April 9, 2012 and the financial statements herein have been adjusted to retrospectively reflect the split.

F-21a

Monster Offers

(A Development Stage Company)

Balance Sheets

(Unaudited)

	September 30,	December 31,
	2012	2011

ASSETS

Current assets
Cash	$189	$3,817
Accounts receivable	2,423	9,423
Prepaid expenses	89,477	26,272
Total current assets	92,089	39,512

Other assets
Unamortized financing fees	—	2,421
Investment in Iconosys	100,000	100,000
Total other assets	100,000	102,421

TOTAL ASSETS	$192,089	$141,933

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$48,979	$58,229
Accrued interest	6,085	9,341

Unearned revenue	—	33,333
Due to related party	6,700	—
Notes payable	13,250	—
Convertible notes payable, net of unamortized discount
of $ 0 and $37,131, respectively	60,667	176,330
Total current liabilities	135,681	277,233

Total liabilities	135,681	277,233

Shareholders' equity (deficit)
Common stock - $0.001 par value,
75,000,000 shares authorized, 3,384,361
and 220,568 shares issued and outstanding
as of 9/30/2012 and 12/31/2011, respectively	3,384	221
Additional paid in capital	4,157,590	910,385
Common stock payable	450,750	486,575
Accumulated deficit during development stage	(4,555,316)	(1,532,481)
Total shareholders' equity (deficit)	56,408	(135,300)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$192,089	$141,933

The accompanying notes are an integral part of these financial statements.

F-1b

Monster Offers

(A Development Stage Company)

Statements of Operations

(Unaudited)

					Inception
	For the three months ended		For the nine months ended		(February 23, 2007) to
	September 30,		September 30,		September 30,
	2012	2011	2012	2011	2012

REVENUES
Commission revenue	$5,750	$79,373	$36,250	$105,123	$193,635
Commission revenue - related party	—	—	—	2,572	326,247
License revenue	—	25,000	33,333	41,667	100,000
Services	—	—	8,585	—	8,585
Services - related party	—	(233)	—	390	73,201
Total revenues	5,750	104,140	78,168	149,752	701,668

Cost of goods
Commission paid - related party	—	—	—	—	249,828
Total cost of goods	—	—	—	—	249,828

Gross profit	5,750	104,140	78,168	149,752	451,840

EXPENSES
Advertising	—	4,930	—	9,079	35,901
Bad debt expense	—	—	1,250	—	1,250
Amortization	—	11,250	—	24,565	24,565
Audit fees	6,700	4,275	22,150	21,605	69,624
Expenses of spinoff	—	—	—	200	5,810
General and administrative	26,686	46,240	188,958	105,508	470,770
Professional fees	—	(100)	855	18,908	25,578
Officer compensation	1,150	33,400	20,806	103,100	225,006
Strategic alliance costs	3,583	3,582	10,748	6,470	20,801
Impairment loss	—	—	—	—	425,435
Consulting services	147,718	70,522	261,588	280,244	996,766
Total operating expenses	185,837	174,100	506,355	569,679	2,301,506

Other expenses
Interest expense	(1,045)	(6,258)	(63,635)	(15,619)	(82,926)
Financing fees	—	(30,348)	(16,148)	(96,655)	(148,315)
Gain/(loss) on debt settlement	—	—	(2,514,865)	587	(2,508,409)
Refund of expense	—	—	—	—	34,000
Total other expenses	(1,045)	(36,606)	(2,594,648)	(111,687)	(2,705,409)

Net loss	$(181,132)	$(106,565)	$(3,022,835)	$(531,614)	$(4,555,316)

Net loss per share - basic	$(0.06)	$(0.50)	$(1.61)	$(2.57)

Weighted average number of common
shares outstanding – basic	3,196,056	211,956	1,881,816	206,533
F-2b

Monster Offers

(A Development Stage Company)

Statements of Cash Flows

(Unaudited)

			Inception
	For the nine months ended		(February 23, 2007) to
	September 30,		September 30,
	2012	2011	2012

OPERATING ACTIVITIES
Net loss	$(3,022,835)	$(531,614)	$(4,555,316)
Adjustments to reconcile net loss
to net cash used by operating activities:
Impairment loss	—	—	425,435
License revenue - non cash	—	(41,667)	(66,667)
(Gain) loss on settlement of debt	2,514,865	(587)	2,514,019
Financing fees	15,000	95,811	144,839
Bad debt	1,250	—	1,250
Common shares issued for services	418,797	169,280	1,060,684
Strategic alliance costs	—	6,470	10,053
Amortization of financing fees	2,421	24,565	26,986
Changes in operating assets and liabilities:

Increase in prepaid stock compensation	—	51,667	—
Decrease (increase) in accounts receivable	5,750	(31,874)	(2,679)
(Increase) in unamortized financing fees	—	(1,010)	(9,340)
Increase (decrease) in accounts payable	18,573	52,397	73,450
Unearned revenue	(33,333)	—	(33,333)
Increase in accrued interest	63,634	13,619	83,170

Net cash used by operating activities	(15,878)	(192,943)	(322,091)

FINANCING ACTIVITIES
Proceeds from exercise of options	5,000	—	5,000
Advances from related party	13,250	—	13,250
Proceeds from convertible notes payable	—	152,500	240,500

Proceeds from issuance of common
Stock		11,045	68,545
Payments on convertible notes	(6,000)	—	(6,000)
Contributed capital	—	—	985

Net cash provided by financing activities	12,250	163,545	322,280

NET CHANGE IN CASH	(3,628)	(29,398)	189

CASH AND CASH EQUIVALENTS -
BEGINNING OF PERIOD	3,817	36,531	—

CASH AND CASH EQUIVALENTS -
END OF PERIOD	$189	$7,133	$189

SUPPLEMENTAL DISCLOSURES:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Non-cash investing and financing activities:
Stock issued for purchase of license	$—	$450,000	$450,000
Stock issued for conversion of notes payable	$32,541	$151,157	$235,089
Shares issued to settle notes payable	$185,135	$—	$185,135
Investment in Iconosys	$—	$100,000	$100,000
Stock issued to settle stock payable to Iconosys	$35,825	$—	$35,825
Increase in prepaid stock compensation	$470,500	$156,000	$470,500

The accompanying notes are an integral part of these financial statements.

F-3b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial information and regulation S-X as promulgated by the U.S. Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2012 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2011 audited financial statements. The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Since inception (February 23, 2007) through September 30, 2012, the Company recognized an accumulated deficit during development stage of approximately ($4,555,316). The Company's ability to continue as a going concern is contingent upon its ability to achieve and maintain profitable operations, and the Company’s ability to raise additional capital as required.

Management plans to raise equity capital to finance the operating and capital requirements of the Company, and also plans to pursue acquisition opportunities of other revenue-generating companies that provide complementary capabilities to that of the Company. Amounts raised will be used for further development of the Company's products and services, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes. While the Company is devoting its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Year-end

The Company’s fiscal year-end is December 31.

F-4b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less at the date of purchase to be cash equivalents. As of September 30, 2012 and December 31, 2011, there are no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

In accordance with ASC 605 and SEC Staff Accounting Bulletin 104, fee revenue is recognized in the period that the Company's advertiser customer generates a sale or other agreed-upon action on the Company's affiliate marketing networks or as a result of the Company's other services, provided that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. All transactional services revenues are recognized on a gross basis in accordance with the provisions of ASC Subtopic 605-45, due to the fact that the Company is the primary obligor, and bears all credit risk to its customer, and publisher expenses that are directly related to a revenue-generating event are recorded as a component of commission paid.

Earnings per Share

Historical net (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of securities or other contracts to issue common stock that were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance. As of September 30, 2012 and December 31, 2011, the accounts receivable balance is $2,423 and $9,423, respectively.

F-5b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

Fair Value of Financial Instruments

The carrying amounts of the financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate fair value due to the short maturities of these financial instruments. The notes payable are also considered financial instruments whose carrying amounts approximate fair values.

Intangible assets

The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other” to determine the method of amortization of its intangible assets. The Company’s intangible assets are capitalized at historical cost and are amortized over their useful lives. The Company amortized its license of SSL5 intellectual property using the straight-line method over an estimated useful life of 10 years (see Note 11).

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

ASC 505, "Compensation-Stock Compensation", establishes standards for the accounting for transactions in which an entity exchanges its equity instruments to non-employees for goods or services. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 505.

Income Taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Recent Accounting Pronouncements

We have examined all recent accounting pronouncements and believe that none of them will have a material impact on the financial statements of our Company.

F-6b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 4 - SHAREHOLDERS' EQUITY (DEFICIT)

Common Stock

The Company is authorized to issue 75,000,000 shares of its $0.001 par value common stock.

On February 14, 2012, the Company issued 10,753 shares of common stock to Asher Enterprises for the conversion of $10,000 in principal of outstanding convertible notes payable. See Note 6 for further details of these conversions.

On February 23, 2012, the Company issued 834 shares of common stock to Iconosys to satisfy $35,825 of stock payable as part of the license agreement entered into on May 16, 2011. See Note 11.

On March 13, 2012, the Company issued 10,186 shares of common stock to Asher Enterprises for the conversion of $5,500 in principal of outstanding convertible notes payable. See Note 6 for further details of these conversions.

On April 17, 2012, the Company issued 11,217 shares of common stock to Asher Enterprises for the conversion of $1,300 in principal of outstanding convertible notes payable and $831 in accreted discount. See Note 6 for further details of these conversions.

During the second quarter, Asher Enterprises took actions that were not beneficial to the Company or its shareholders. On April 26, 2012, the Company issued a total of 2,700,000 shares of common stock to two related-party investors in exchange for them paying off $73,500 in our convertible notes to Asher Enterprises and forgiving $21,121 in other advances the shareholders had made to the Company, a total liability of $94,621. Though these shares are unregistered and restricted, the SEC requires that they be valued as though they were not. Accordingly, these shares were valued at the fair value of $1 per share and we recognized a non-cash loss on settlement of debt associated with this stock issuance of $2,514,865 million. See note 7.

On April 9, 2012, the Company issued 5,000 shares of its $0.001 par value common stock for service rendered by a consultant. On June 28, 2012, the Company issued 150,000 shares of its $0.001 par value common stock for service rendered by a consultant. On June 28,, 2012, the Company issued 25,000 shares of its $0.001 par value common stock for service rendered by a consultant.

On July 1 and September 7, 2012, the Company issued a total of 250,000 shares for the exercise of 250,000 cashless stock options issued to consultants in the previous quarter.

F-7b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

Stock Options

On March 14, 2011, as part of the Strategic Alliance and Licensing agreement mentioned above, the Company entered into a consulting agreement with SSL5, providing stock options and a seat on the Monster Offers board of directors to develop ongoing product strategy and development services. In accordance with the terms of the agreement, the consulting company is entitled to purchase a total of 6,667 unregistered restricted shares of the Company over the term of the agreement of two years. Upon the completion of each 6-month period, a total of 1,667 shares will become vested and available for purchase by the Consultant. The price of these shares will be at $0.30 per share. In the event that the Company is sold or merged with another company, all remaining unvested shares will become fully vested immediately prior to any such transaction.

As of September 13, 2011, 1,667 shares fully vested in accordance with the agreement and were revalued at $12,192 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.5 years, risk free interest rate of 0.21%, a dividend yield of 0% and a volatility rate of 183%.

As of March 13, 2012, 1,667 shares fully vested in accordance with the agreement and were revalued at $2,241 using the Black-Scholes option pricing model based upon the following assumptions: term of 1 year, risk free interest rate of 0.20%, a dividend yield of 0% and a volatility rate of 220%.

As of September 13, 2012, 1,667 shares fully vested in accordance with the agreement and were revalued at $1,424 using the Black-Scholes option pricing model based upon the following assumptions: term of .5 years, risk free interest rate of 0.13%, a dividend yield of 0% and a volatility rate of 299%.

A pro-rated portion of the unvested stock options for the service period from September 14 to September 30, 2012, totaling 139 shares, have been valued at $117 using the Black-Scholes option pricing model based upon the following assumptions: term of .45 years, risk free interest rate of 0.14%, a dividend yield of 0% and a volatility rate of 297%.

During nine month period ended September 30, 2012, we also issued the following shares to consultants, in exchange for their services:

Shares Value/Share Value attributed to Consulting Services

5,000 $1.95 $9,750

25,000 $1.00 $25,000

All shares are valued at the quoted value of our stock on the day of issue, based on our determination that the fair value of our stock is more reliably measurable than the value of the services we received.

In addition, on April 17, 2012, we issued 11,217 shares of its $0.001 par value common stock in accordance with an existing conversion feature in certain notes payable.

F-8b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

Finally, we issued 150,000 options to a consultant that were immediately exercised (cashless), recording a $135,090 charge to expense.

At September 30, 2012, we had 3,384,361 common shares outstanding.

NOTE 5 - DRAWDOWN EQUITY FINANCING AGREEMENT

During the three months ended September 30, 2012 no additional sales have been made in accordance with this agreement.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

On April 25, 2011, a fourth convertible note payable in the amount of $40,000 was entered into with Asher Enterprises, the maturity date being January 27, 2012, with interest accruing at 8% per annum. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the "Variable Conversion Price" (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The "Variable Conversion Price" shall mean 61% multiplied by the Market Price (representing a discount rate of 39%). "Market Price" means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. If the Note is not paid in full with interest on the maturity date, the note holder has the same right to convert this Note into restricted common shares of the Company with the same discount as the prior notes. On February 14, 2012, $10,000 of the principal balance was converted into 10,753 shares. On March 13, 2012, an additional $5,500 of the principal balance was converted into 10,186 shares. On April 17, 2012, $1,300 of the principal balance was converted into 11,217 shares. The remaining principal after this conversion was $23,200 and the discount had been fully amortized. See Note 7 for details on how all Asher convertible debt was disposed of during the three months ending June 30, 2012.

On May 16, 2011, the Company entered into an agreement with Tangiers Investors, LP, a Delaware limited partnership, an accredited investor, whereby Tangiers Investors loaned the Company the aggregate principal amount of $50,000, less $500 for costs of the loan transaction and $4,000 fee to be paid to a third party, together with any interest at the rate of seven percent (7%) per annum, until the maturity date of May 7, 2012. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the "Variable Conversion Price" (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The "Variable Conversion Price" shall mean 75% multiplied by the Market Price (representing a discount rate of 25%). "Market Price" means the lowest

F-9b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

trading price for the Common Stock during the seven (7) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. During the three months ended June 30, 2012, $5,000 in principal was paid to Tangiers Investors, reducing the principle balance to $45,000 at June 30, 2012, and we amortized the remaining discount of $2,083, leaving no unamortized discount at September 30, 2012. During the three months ended September 30, 2012, $1,000 in principal was paid to Tangiers Investors, reducing the principle balance to $4,400. During the quarter ended September 30, 2012, the lending party agreed to extend the terms of the convertible note to allow the maturity date to be delayed until January 25, 2013. See Note 12, Subsequent Events, for details of an additional extension subsequent to the date of these financial statements.

On June 1, 2011, a fifth convertible note payable in the amount of $32,500 was entered into with Asher Enterprises. The original issue discount note, as described in ASC 480-55, may not be prepaid in whole or in part. If the Note is not paid in full with interest on the maturity date, the note holder has the right to convert this Note into restricted common shares of the Company. The conversion price shall equal the "Variable Conversion Price" (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower). The "Variable Conversion Price" shall mean 55% multiplied by the Market Price (representing a discount rate of 45%). "Market Price" means the average of the lowest three (3) Trading Prices for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile. The original issue discount note is for $32,500 and the discount has been fully amortized as of March 31, 2012. See Note 7 for details on how all Asher convertible debt was disposed of during the three months ending June 30, 2012.

NOTE 7 - ASHER ENTERPRISES CONVERTIBLE NOTE RETIREMENT

On March 13, 2012, the Company issued 10,186 shares of common stock to Asher Enterprises for the conversion of $5,500 in principal of outstanding convertible notes payable.

On April 17, 2012, the Company issued 11,217 shares of common stock to Asher Enterprises for the conversion of $1,300 in principal of outstanding convertible notes payable and $831 in accreted discount. See Note 6 for further details of these conversions.

During the second quarter, Asher Enterprises took actions that were not beneficial to the Company or its shareholders. On April 26, 2012, the Company issued a total of 2,700,000 shares of common stock to two related-party investors in exchange for them paying off $73,500 in our convertible notes to Asher Enterprises and forgiving $21,121 in other advances the shareholders had made to the Company, a total liability of $94,621. Though these shares are unregistered and restricted, the SEC requires that they be valued as though they were not. Accordingly, these shares were valued at $1 per share and we recognized a non-cash loss on settlement of debt associated with this stock issuance of $2,514,865.

F-10b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 8 – CONSULTING AGREEMENT

On April 21, 2011, the Company entered into a consulting agreement for services related to raising funds for the Company. The terms of the agreement call for a percentage of monies received by contacts provided by the consultant in the following scale:

Up to $1 million raised	8.00%
$1,000,001 to $2 million	6.50%
$2,000,001 to $4 million	5.50%
$4,000,001 and above	4.50%

As of September 30, 2012, the Company has received $50,000 in convertible notes payable from contacts gained from this agreement and has paid 8 percent of those monies received, in accordance with this agreement, to the consultant for a total of $4,000.

NOTE 9 – SIGNIFICANT SOURCE OF REVENUE

On June 14, 2011, the Company executed a Services Agreement with Gannett, Inc., a Delaware corporation. In accordance with the Agreement, Monster Offers will track the performance of mutually agreed upon third-party "deal of the day" sites ("DOTD") that serve users in the applicable Gannett Markets, and will create reports describing the performance of deals distributed on such DOTD sites.

This Agreement commenced on July 1, 2011 and ended on October 6, 2011. This agreement accounted for approximately 60% of the Company’s revenues at the time.

NOTE 10 - RELATED PARTY TRANSACTIONS

The Company does not lease or rent any property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

During the quarter ended September 30, 2012, the Company had certain debts paid on behalf of the Company by Iconosys, a related party. The amount paid totaled $6,700 as of September 30, 2012 and has been recorded as amounts due to related party on the balance sheet.

F-11b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

NOTE 11 – STRATEGIC ALLIANCE & LICENSING AGREEMENTS

SSL5

On March 14, 2011, Monster Offers (the "Company") entered into a Strategic Alliance and Licensing Agreement with SSL5, a Nevada corporation. SSL5 has developed technology services pertaining to a mobile financial services platform, which provides secure person-to-person mobile money transfer services. Monster Offers and SSL5 formed a strategic alliance with respect to the integration, use and commercialization of Monster Offers and SSL5 Existing Intellectual Property to create new and derivative intellectual property to introduce to various markets. Monster Offers obtained a license of the Existing SSL5 Intellectual Property for the exclusive use of the strategic alliance. As consideration for this license, Monster Offers issued 10,000 of its unregistered restricted shares to SSL5. These shares were valued at the market rate of $45 per share, for a total of $450,000 and recorded as stock payable.

At year end, management performed an impairment analysis on the license and determined that the license was impaired due to the fact that as of December 31, 2011 the Company had not had significant forward-moving activity or use of the licensed intellectual property and could not reasonably predict the use of the license at year end. The Company does however still plan to pursue further development and marketing activities associated with this License. An impairment loss of $425,435 was recognized during the year ended December 31, 2011. The remaining book value of is $0 as of December 31, 2011. Amortization expense for the years ended December 31, 2011 and 2010 was $24,565 and $0, respectively.

Monster Offers and SSL5 plan to establish a new company as a 100% owned subsidiary of Monster Offers, in the State of Nevada, and to contribute the license of the Existing SSL5 Intellectual Property into the new subsidiary for its use and future development of new and derivative intellectual property. Any new and derivative intellectual property developed in conjunction with this Strategic Alliance and Licensing Agreement shall be owned exclusively by the new subsidiary. As of September 30, 2012, the subsidiary entity had not yet been established.

As further consideration, the Company entered into a consulting agreement with SSL5, providing stock options and a seat on the Monster Offers board of directors to develop ongoing product strategy and development services. In accordance with the terms of the agreement, the Consulting Company is entitled to purchase a total of 6,667 unregistered restricted shares of the Company over the term of the agreement of two years. Upon the completion of each 6-month period, a total of 1,667 options will become vested and available for purchase by the Consultant. In the event that the Company is sold or merged with another company, all remaining unvested options will become fully vested immediately prior to any such transaction.

As of March 13, 2012, 1,667 shares fully vested in accordance with the agreement and were revalued at $2,241 using the Black-Scholes option pricing model based upon the following assumptions: term of 1 year, risk free interest rate of 0.20%, a dividend yield of 0% and a volatility rate of 220%. As of September 13, 2011, 1,667 options have fully vested in accordance with the agreement and were revalued at $12,192 using the Black-Scholes option pricing model based upon the following assumptions: term of 1.5 years, risk free interest rate of 0.21%, a dividend yield of 0% and a volatility rate of 183%.

F-12b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

As of September 13, 2012, 1,667 shares fully vested in accordance with the agreement and were revalued at $1,424 using the Black-Scholes option pricing model based upon the following assumptions: term of .5 years, risk free interest rate of 0.13%, a dividend yield of 0% and a volatility rate of 299%.

A pro-rated portion of the unvested stock options for the service period from September 14 to September 30, 2012, totaling 139 shares, have been valued at $117 using the Black-Scholes option pricing model based upon the following assumptions: term of .45 years, risk free interest rate of 0.14%, a dividend yield of 0% and a volatility rate of 297%.

Iconosys

On May 16, 2011, the Company entered into a Strategic Alliance and License Agreement with Iconosys, Inc., a California corporation. Iconosys has developed proprietary mobile applications and technology and engaged in the business of mobile communication application design related services. Monster Offers and Iconosys formed a strategic alliance with respect to the integration, use and commercialization of Monster Offers and Iconosys existing Intellectual Property to create new and derivative intellectual property to introduce to various markets.

Iconosys obtained a license of the Existing Monster Offers Tier 1 Zala Merchant license with the ability to promote and sign up Zala account holders and participate in a revenue sharing model with Monster Offers. As consideration for this license, Iconosys issued 3,333 of its unregistered restricted shares to Monster Offers. Since Iconosys is not a publicly-traded corporation, these shares were valued at a fair value based upon a fair value of similar shares sold under a private placement memorandum by Iconosys at rate of $30 per share, for a total of $100,000. The shares of Iconosys common stock received were recorded as an investment in Iconosys on the balance sheet for $100,000. The investment is evaluated for indicators of impairment on an annual basis, in accordance with ASC 350-10 "Intangibles - Goodwill and Other".

The Company recognized a value in the intellectual property exchange with Iconosys. The fair value of the shares $100,000 was recognized as unearned license revenue and is being recognized over one year, the term of the license agreement. As of September 30, 2012, the Company had recognized $100,000 in license revenue.

In accordance with the terms of the agreement, Iconosys will provide services to Monster Offers relating to its Deal Buzzer mobile application and to integrate the Monster Offers existing intellectual property into mobile applications it currently designs and produces. As consideration for the services performed by Iconosys, Monster Offers issued 834 shares of unregistered, restricted common stock, an initial cash payment of $500, and future payments as part of a revenue share participation portion of the agreement. The 834 shares issued to Iconosys were valued at the market value $43 per share for a total of $35,825 in prepaid expenses that will be recognized over the term of the agreement. For the three months ended March 31, 2012, the Company recognized $3,583 in strategic alliance expenses. On February 23, 2012, the Company issued the 834 shares from stock payable for a total of $35,825.

F-13b

Monster Offers

(A Development Stage Company)

Notes to the Financial Statements

The term of the strategic alliance and this agreement commenced on May 6, 2011 and will end on November 5, 2013, unless terminated earlier in accordance with the agreement.

NOTE 12 – SUBSEQUENT EVENTS

Convertible Note Extension Agreement

On November 7, 2012, the Company agreed to pay Tangiers Investors, LP a fee of $6,500 to extend the terms on the Convertible note until January 25, 2013 and make a one-time payment of 5,000 restricted shares as added consideration for this extension.

Merger

On November 9, 2012, Monster Offers, a Nevada corporation, Monster Offers Acquisition Corporation, a Nevada corporation ("Merger Sub") and Ad Shark, Inc., a privately-held California corporation (“Ad Shark”), entered into an Acquisition Agreement and Plan of Merger (collectively the "Agreement") pursuant to which the Company, through its wholly-owned subsidiary, Merger Sub, acquired Ad Shark in exchange for 27,939,705 shares of the Company's unregistered restricted common stock (the “Merger Shares”), which were issued to the holders of Ad Shark based on their pro-rata ownership (the “Merger”). Following the Merger, Monster Offers plans to change its corporate name to Monster Mobile Marketing, Inc., which management believes reflects the Company’s post-acquisition business focus. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Shareholders holding a majority of the voting power of Ad Shark have approved the acquisition, and as of the closing date of the Merger and after giving effect to the issuance of the Merger Shares, owners of the Merger Shares (and former Ad Shark shareholders) now own approximately 89.6% of the Company's common stock outstanding as of November 9, 2012.

Under Nevada law, the Company did not need the approval of its shareholders to consummate the acquisition and Merger, as the constituent corporations in the Merger were Merger Sub and Ad Shark, which are business entities incorporated under the laws of Nevada and California, respectively, and are in the same general business. The Company is not a constituent corporation in the Merger.

For accounting purposes, this transaction will be accounted for as a reverse merger (“Reverse Acquisition”), since immediately following the Merger, (i) the shareholders of Ad Shark would own a majority of the issued and outstanding shares of common stock of the Company, and (ii) the directors and executive officers of Ad Shark would become the directors and executive officers of the Company, such that the new board for the Company would consist of three directors. This Reverse Acquisition is considered to be a related party transaction as the largest shareholder of the Company is a director and affiliate of both Ad Shark and Monster Offers.

F-14b

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13 Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering of the Common Stock included in this Registration Statement:

U.S. Securities and Exchange Commission Registration Fee	$68.25
Legal Fees and Miscellaneous Expenses*	$50,000
Audit Fees*	$1,000
Transfer Agent Fees*	$2,000
Printing*	$500

Total Expenses	$53,568.25

*Estimated expenses

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Item 14 Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation's articles of incorporation, a director is not liable to a corporation, its shareholders or creditors for damages unless the director's action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful. The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity. Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

II-1

Our bylaws further provide that discretionary indemnification may be authorized (a) by the shareholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

Item 15 Recent Sales of Unregistered Securities

The shares of Common Stock being offered for sale by the selling shareholders hereunder consist of 1,429,585 shares of our Common Stock held by thirty-five (35) shareholders who purchased the Common Stock in an offering exempt from registration pursuant to the exemption provided by Regulation D or received their shares when Monster Offers acquired Ad Shark.

On November 9, 2012, Monster Offers, Monster Offers Acquisition Corporation, a Nevada corporation and Ad Shark, Inc., a privately-held California corporation (“Ad Shark”), entered into an Acquisition Agreement and Plan of Merger pursuant to which the Company, through its wholly-owned subsidiary, Merger Sub, acquired Ad Shark in exchange for 27,939,705 shares of the Company's unregistered restricted common stock, which were issued to the holders of Ad Shark stock based on their pro-rata ownership.

We did not engage in any form of general solicitation or general advertising in connection with these transactions. The investors were provided access to all material information, which they requested and all information necessary to verify such information and was afforded access to our management in connection with this transaction. These shareholders acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. They understood the ramifications of their actions. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted.

II-2

Item 16 Exhibits

(a) Exhibits:

The following exhibits are filed as part of this Registration Statement:

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
2.1	Acquisition Agreement and Plan of Merger, date November 9, 2012		8-K		2.1	11/13/12
3.1	Articles of Incorporation		SB-2		3.1	01/15/08
3.2	By-laws as currently in effect		SB-2		3.2	01/15/08
3.3	Amended Articles of Incorporation		SB-2		3.3	01/12/12
3.4	Articles of Merger, dated November 9, 2012		8-K		3.4	11/13/12
5.1	Opinion of Richardson & Patel LLP, regarding the legality of the securities being registered	X
10.1	Asset Exchange Agreement by and between Monster Offers and Prime Mover Global, LLC, dated August 5, 2010		8-K		10.1	09/02/10
10.2	Share Lock-Up Agreement with Scott J. Gerardi, dated August 6, 2010		8-K		10.2	09/02/10
10.3	Share Lock-Up Agreement with Powerhouse Development, dated August 6, 2010		8-K		10.3	09/02/10
10.4	Share Lock-Up Agreement with Paul Gain, dated August 6, 2010		8-K		10.4	09/02/10
10.5	Share Lock-Up Agreement with Jonathan W. Marshall, dated August 6, 2010		8-K		10.5	09/02/10
10.6	Investor and Public Relations Agreement between Monster Offers and Emerging Growth Research, LLC, date November 10, 2010		8-K		10.9	11/19/10
10.7	Exchange and Hold Harmless Agreement with Scott J. Gerardi dated November 19, 2010		8-K		10.7	11/24/10
10.8	Drawdown Equity Financing Agreement between Monster Offers and Auctus Private Equity Fund, LLC, dated December 23, 2010.		8-K		10.6	01/03/11
10.9	Registration Rights Agreement between Monster Offers and Auctus Private Equity Fund, LLC, dated December 23, 2010.		8-K		10.7	01/03/11
10.10	Consulting Agreement with Christina R. Hansen, dated January 21, 2011		S-8		10.1	01/27/11
10.11	Investor and Public Relations Agreement between Monster OFFERS and Equititrend Advisors, LLC, dated January 21, 2011		8-K		10.11	02/03/11
10.12	Strategic Alliance and Licensing Agreement between Monster OFFERS and SSL5, dated March 14, 2011		8-K		10.12	03/16/11
10.13	Consulting Agreement between Monster Offers and Ryan Foland, dated May 23, 2012		S-8		10.13	5/30/12
10.14	Consulting/Administrative Agreement between Monster Offers and Marlena Niemann, dated May 25, 2012		S-8		10.13	5/30/12
10.15	Consulting Agreement with Cleverson Schmidt, dated April 23, 2012		8-K		10.16	6/28/12
10.16	Employment Agreement with Wayne Irving II, dated August 1, 2011		8-K		10.17	11/13/12
10.17	ISO Agreement between Ad Shark Inc, and Iconosys, Inc. dated June 10, 2011		8-K		10.18	11/13/12
10.18	Engagement Agreement between the Law Office of Brandon S. Chabner, a Professional Corporation, and Ad Shark, Inc, dated March 19, 2011		8-K		10.19	11/13/12
10.19	Line of Credit Agreement between Ad Shark, Inc and Iconosys, Inc., dated June 19, 2012		8-K		10.20	11/13/12
10.20	Consulting Agreement between Ad Shark, Inc and Paul Gain, dated June 1, 2012		8-K		10.21	11/13/12
10.21	Consulting Agreement between Ad Shark, Inc and Paul West dated June 1, 2012		8-K		10.22	11/13/12
10.22	Consulting Agreement between Sterling Arthur Leva and Monster Offers, dated December 27, 2012		8-K		10.23	12/31/12
10.23	Consulting Agreement between Ambrosial Consulting, LLC and Monster Offers, dated January 2, 2013		8-K		10.24	1/10/13
10.24	Employment Agreement between Thomas Mead and Monster Offers, dated December 15, 2012		8-K		10.25	1/10/13
10.25	Master Purchase Agreement with Iconosys, Inc. dated March 4, 2013		8-K		10.26	3/6/13
23.1	Consent letter from DeJoya Griffith & Company, LLC	X

II-3

Item 17 Undertakings

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Laguna Niguel, CA on March 29, 2013.

MONSTER OFFERS
Registrant

Date: March 29, 2013	By:/s/ Wayne Irving II
Wayne Irving II Chairman, Chief Executive Officer, and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne Irving II Wayne Irving II	Chairman, Chief Executive Officer, Secretary	March 29, 2013

/s/ Brandon M. Graham Brandon M. Graham	Chief Financial Officer	March 29, 2013

/s/ Vikram M. Pattarkine Vikram M. Pattarkine, Ph.D.	Director	March 29, 2013

II-6